     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 1998

                                         REGISTRATION NOS. 33-52383 AND 33-58348
________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                   POST-EFFECTIVE AMENDMENTS NOS. 4 AND 5 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      JEFFERSON SMURFIT CORPORATION (U.S.)
                  (FORMERLY CONTAINER CORPORATION OF AMERICA)
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                            DELAWARE                                                          36-2659288
                 (STATE OR OTHER JURISDICTION OF                                           (I.R.S. EMPLOYER
                 INCORPORATION OR ORGANIZATION)                                         IDENTIFICATION NUMBER)
                    JEFFERSON SMURFIT CENTRE                                               PATRICK J. MOORE
                      8182 MARYLAND AVENUE                                    VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                    ST. LOUIS, MISSOURI 63105                                            8182 MARYLAND AVENUE
                         (314) 746-1100                                                ST. LOUIS, MISSOURI 63105
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING                             (314) 746-1100
   AREA CODE, OF CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                                                              INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   JSCE, INC.
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                            DELAWARE                                                          37-1337160
                 (STATE OR OTHER JURISDICTION OF                                           (I.R.S. EMPLOYER
                 INCORPORATION OR ORGANIZATION)                                         IDENTIFICATION NUMBER)
                    JEFFERSON SMURFIT CENTRE                                               PATRICK J. MOORE
                      8182 MARYLAND AVENUE                                    VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                    ST. LOUIS, MISSOURI 63105                                            8182 MARYLAND AVENUE
                         (314) 746-1100                                                ST. LOUIS, MISSOURI 63105
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING                             (314) 746-1100
   AREA CODE, OF CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                                                              INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:
                              JOHN ETTINGER, ESQ.
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in these Post-Effective Amendments relates to Registration Statement No. 33-52383 filed by the Co-Registrants and declared effective May 4, 1994 and Registration Statement No. 33-58348 filed by the Co-Registrants and declared effective April 6, 1993. These Post-Effective Amendments consist of Post-Effective Amendment No. 4 to Registration Statement No. 33-52383 and Post-Effective Amendment No. 5 to Registration Statement No. 33-58348 and shall become effective in accordance with Section 8(c) of the Securities Act of 1933. The Prospectus included in the Post-Effective Amendments has been prepared in accordance with the requirements of Form S-3 and is filed pursuant to Rule 401 of the Securities Act of 1933. These post-effective amendments are collectively referred to as 'Post-Effective Amendments' and the registration statements amended hereby are collectively referred to as the 'Registration Statements.'

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
     THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

PROSPECTUS

                                  $900,000,000
                                     [LOGO]

                      JEFFERSON SMURFIT CORPORATION (U.S.)
              $300,000,000 11 1/4% SERIES A SENIOR NOTES DUE 2004
              $100,000,000 10 3/4% SERIES B SENIOR NOTES DUE 2002
                 $500,000,000 9 3/4% 1993 SENIOR NOTES DUE 2003

          ----------------------------------------------------------

                UNCONDITIONALLY GUARANTEED ON A SENIOR BASIS BY
                                   JSCE, INC.

          ----------------------------------------------------------

       INTEREST ON THE SERIES A SENIOR NOTES PAYABLE MAY 1 AND NOVEMBER 1 INTEREST ON THE SERIES B SENIOR NOTES PAYABLE MAY 1 AND NOVEMBER 1 INTEREST ON THE 1993 SENIOR NOTES PAYABLE ON APRIL 1 AND OCTOBER 1



----------------------------------------------------------

THE SERIES A SENIOR NOTES WILL BE REDEEMABLE AT THE OPTION OF JSC(U.S.), IN WHOLE OR IN PART, ANY TIME ON OR AFTER MAY 1, 1999, INITIALLY AT 105.625%
     OF THEIR PRINCIPAL AMOUNT, PLUS ACCRUED INTEREST, DECLINING TO 100% OF THEIR PRINCIPAL AMOUNT, PLUS ACCRUED INTEREST, ON OR AFTER MAY 1,
         2001. NEITHER THE SERIES B SENIOR NOTES NOR THE 1993
              SENIOR NOTES WILL BE REDEEMABLE PRIOR TO MATURITY.


       ----------------------------------------------------------

THE SENIOR NOTES ARE SENIOR UNSECURED OBLIGATIONS OF JSC(U.S.), AND THE GUARANTEES OF THE SENIOR NOTES ARE SENIOR UNSECURED OBLIGATIONS OF JSCE.

       ----------------------------------------------------------

               SEE 'RISK FACTORS' FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

      ----------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------

    This Prospectus is to be used by Morgan Stanley & Co. Incorporated in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Morgan Stanley & Co. Incorporated may act as principal or agent in such transactions.

                               MORGAN STANLEY & CO.
                                    INCORPORATED


April 17, 1998

                             ADDITIONAL INFORMATION

     JSCE, Inc. ('JSCE') is a wholly-owned subsidiary of Jefferson Smurfit Corporation ('JSC'). JSC has no operations other than its investment in JSCE. On December 31, 1994, Jefferson Smurfit Corporation (U.S.), a wholly-owned subsidiary of JSC ('Old JSC(U.S.)'), merged (the 'Merger') into its wholly-owned subsidiary, Container Corporation of America ('CCA'), with CCA surviving and changing its name to Jefferson Smurfit Corporation (U.S.) ('JSC(U.S.)'). JSCE owns a 100% equity interest in JSC(U.S.) and is the guarantor of JSC(U.S.)'s
11 1/4% Series A Senior Notes due 2004 (the 'Series A Senior Notes'), 10 3/4% Series B Senior Notes due 2002 (the 'Series B Senior Notes') and 9 3/4% Senior Notes due 2003 (the '1993 Senior Notes') (the Series A Senior Notes, the Series B Senior Notes and the 1993 Senior Notes, collectively, the 'Senior Notes'). JSCE has no operations other than its investment in JSC(U.S.). JSC(U.S.) has extensive operations throughout the United States.


     Old JSC(U.S.) and CCA have filed with the Securities and Exchange Commission (the 'Commission') Registration Statements on Form S-2 (together with any amendments thereto, including Post-Effective Amendments Nos. 4 and 5 filed on Form S-3, the 'Registration Statements') under the Securities Act of 1933 (the 'Securities Act'), with respect to the Senior Notes and the related guarantees thereof. This Prospectus, which constitutes a part of the Registration Statements, omits certain information contained in the Registration Statements as permitted by the rules and regulations of the Commission. In addition, certain documents filed by JSC and JSCE with the Commission have been incorporated herein by reference. See 'Incorporation of Certain Documents by Reference'. For further information with respect to JSC, JSCE and JSC(U.S.) and the securities offered hereby, reference is made to the Registration Statements and the exhibits, and financial statements, notes and schedules filed as part thereof.


     JSCE is subject to the informational requirements of the Securities Exchange Act of 1934 (the 'Exchange Act'), and in accordance therewith is required to file reports and other information with the Commission. The Registration Statements and the exhibits thereto filed by JSCE with the Commission, as well as such reports and other information filed by JSCE with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and other information regarding registrations that file electronically with the Commission.

     The respective indentures pursuant to which the Senior Notes were issued (and, in the case of the 1993 Senior Notes, as amended by the First Supplemental Indenture, dated April 8, 1994 (the 'First Supplemental Indenture') and the Second Supplemental Indenture, dated December 31, 1994 (the 'Second Supplemental Indenture')) (collectively, the 'Indentures') require JSCE to file with the Commission annual reports containing consolidated financial statements and the related report of independent public accountants and quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year for so long as any 1993 Senior Notes, Series A Senior Notes, or Series B Senior Notes, as the case may be, are outstanding.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the Commission are hereby incorporated by reference in this Prospectus:


          (1) JSCE's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 2, 1998 (which incorporates by reference certain information from JSC's Proxy Statement relating to the 1998 Annual Meeting of Stockholders), and

          (2) All other reports filed by JSCE pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997 and prior to the termination of the offering of the securities offered hereby.


     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of the Prospectus under
Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests should be directed to Jefferson Smurfit Corporation, Attention: Charles A. Hinrichs, 8182 Maryland Avenue, St. Louis, Missouri 63105; telephone (314) 746-1100.

     No action has been or will be taken in any jurisdiction by JSC(U.S.), JSCE or by the Underwriter that would permit a public offering of the Senior Notes or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by JSC(U.S.), JSCE and the Underwriter to inform themselves about and to observe any restrictions as to the offering of the Senior Notes and the distribution of this Prospectus.

     In this Prospectus, references to 'dollar' and '$' are to United States dollars, and the terms 'United States' and 'U.S.' mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction. All tons referenced are short tons, unless otherwise indicated.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Additional Information.........................      2
Incorporation of Certain Documents by
  Reference....................................      2
The Company....................................      4
Risk Factors...................................      5
Ratio of Earnings to Fixed Charges.............     11

                                                  PAGE
                                                  ----
Use of Proceeds................................     11
Description of the Senior Notes................     12
Market-Making Activities of MS&Co. ............     41
Legal Matters..................................     41
Experts........................................     41

     As used in this Prospectus, references to the 'Company' shall, as the context may require, refer collectively to CCA and Old JSC(U.S.) prior to the Merger, or JSC, JSCE and JSC(U.S.). Capitalized terms not defined in this Summary are defined elsewhere in this Prospectus.

                                  THE COMPANY

     The Company operates in two business segments, Paperboard/Packaging Products and Newsprint. The Company believes it is one of the nation's largest producers of paperboard and packaging products and is the largest producer of recycled paperboard and recycled packaging products and the largest processor of wastepaper. In addition, the Company believes it is one of the nation's largest producers of recycled newsprint.


     The Company's Paperboard/Packaging Products segment includes a system of paperboard mills that, in 1997, produced 1,933,000 tons of virgin and recycled containerboard, 823,000 tons of recycled boxboard and solid bleached sulfate ('SBS') and 125,000 tons of uncoated recycled boxboard, which were sold to the Company's own converting operations and to third parties. The Company's converting operations consist of 51 corrugated container plants, 19 folding carton plants and 22 industrial packaging plants located across the country, with three plants located outside the U.S. In 1997, the Company's container plants converted 2,047,000 tons of containerboard, an amount equal to approximately 106% of the amount it produced, its folding carton plants converted 547,000 tons of SBS, recycled boxboard and coated natural kraft, an amount equal to approximately 66% of the amount it produced, and its industrial packaging plants converted 149,000 tons of uncoated recycled boxboard, an amount equal to approximately 119% of the amount it produced. The Paperboard/Packaging Products segment also includes the Company's reclamation facilities, which processed or brokered approximately 4.8 million tons of wastepaper in 1997, its timber operations, which manages approximately one million acres of owned or leased timberland located close to its virgin fiber mills, and 10 consumer packaging plants. The Company's Paperboard/Packaging Products segment contributed 91% of the Company's net sales in 1997.



     The Company's Newsprint segment includes two newsprint mills in Oregon, which produced 574,000 metric tons of recycled newsprint in 1997, and two facilities that produce Cladwood'r', a wood composite exterior siding, manufactured from sawmill shavings and newsprint.



     The predecessor to the Company was founded in 1974 when Jefferson Smurfit Group plc ('JS Group'), a worldwide leader in the packaging products industry, commenced operations in the United States by acquiring 40% of a small paperboard and packaging products company. The remaining 60% of that company was acquired in 1977, and in 1978 net sales were $43 million. The Company implemented a strategy to build a fully integrated, broadly based, national packaging business, primarily through acquisitions, including Alton Box Board Company in 1979, the paperboard and packaging divisions of Diamond International Corporation in 1982, 80% of Smurfit Newsprint Corporation ('SNC') in 1986, and 50% of CCA in 1986. The Company financed its acquisitions by using leverage, and in several cases, utilized joint venture financing whereby the Company eventually obtained control of the acquired company, including the remaining 50% of CCA in 1989. While no major acquisition has been made since 1986, the Company has made 23 smaller acquisitions and started up 11 new facilities which had combined sales in 1997 of $374 million. In addition, in 1995, JSC(U.S.) acquired the remaining 20% minority interest in SNC. JSC was formed in 1983 to consolidate the operations of the Company, and today the Company ranks among the industry leaders in its two business segments, Paperboard/Packaging Products and Newsprint. In 1997, the Company had net sales of $3.2 billion, achieving a compound annual sales growth rate of 26% for the period since 1978.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered by this Prospectus.

SUBSTANTIAL LEVERAGE


     The Company has, on a consolidated basis, a substantial amount of debt. The Company's long-term debt at December 31, 1997 was $2,025 million. The amount of long-term indebtedness at such date on a historical basis is substantial relative to the Company's stockholder's equity, which has been negative in recent years. See ' -- Negative Stockholder's Equity'. Although the consummation of the Company's recapitalization in 1994 (the 'Recapitalization') reduced the Company's consolidated interest expense, the Company will remain obligated to make substantial interest payments on its indebtedness. For the year ended December 31, 1997, the Company's ratio of earnings to fixed charges was 1.03.



     On March 24, 1998, the Company entered into a new credit facility (the '1998 Credit Agreement') consisting of a $550 million revolving credit facility (the 'Revolving Credit Facility'), a $400 million seven-year tranche A term loan, and a $350 million eight-year tranche B term loan. The proceeds from the 1998 Credit Agreement were used to fully prepay the outstanding loans under the previous credit facility, (the '1994 Credit Agreement') consisting of a $450 million revolving credit facility, a $312 million tranche A term loan, a $283 million tranche B term loan, and a $141 million tranche C term loan. The 1998 Credit Agreement will reduce the interest expense, extend debt maturities, and improve the financial flexibility of the Company.


ABILITY TO SERVICE DEBT


     The Company generally expects to fund its and its subsidiaries' debt service obligations, capital expenditures and working capital requirements through funds generated from operations and additional borrowings under its revolving credit facility. In February 1995, the Company entered into a $315 million accounts receivable securitization program (the '1995 Securitization') consisting of a $300 million receivables-backed commercial paper program and a $15 million term loan. The proceeds of the 1995 Securitization were used to extinguish the Company's borrowings under the Company's 1991 securitization program. As of March 31, 1998, Company had in the aggregate approximately $358 million in unused borrowing capacity under its revolving credit facility and $110 million of unused borrowing capacity under its 1995 Securitization, subject to JSC(U.S.)'s level of eligible accounts receivable.



     The ability of the Company to meet its obligations and to comply with the financial covenants contained in its indebtedness is largely dependent upon the future performance of the Company, which will be subject to financial, business and other factors affecting it. Many of these factors are beyond the Company's control, such as the state of the economy, demand for and selling prices of its products, costs of its raw materials and legislative factors and other factors relating to its industry generally or to specific competitors. There can be no assurance that the Company will generate sufficient cash flow to meet its obligations under its indebtedness, which, as of March 31, 1998 includes repayment obligations of $5 million in 1998, $36 million in 1999, $62 million in 2000, $264 million in 2001 and $160 million in 2002. If the Company were unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on its indebtedness, or if the Company fails to comply with the various covenants in such indebtedness, it would be in default under the terms thereof, which would permit the lenders thereunder to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company or result in a bankruptcy of the Company. The Company's total indebtedness increased $96 million during 1997. In addition, if a 'Change of Control' as defined in the Company's Senior Notes is deemed to have occurred, then the holders of such indebtedness shall have the right to be repaid 101% of the principal amount of such indebtedness plus accrued and unpaid interest thereon. See 'Description of the Senior Notes'. The occurrence of a 'Change of Control' as so defined in the newsprint supply agreement between Smurfit Newsprint Corporation and The Times Mirror Company could also result in The Times Mirror Company having certain rights under such agreement. Similarly, the exercise of such rights could also trigger cross-default or cross-acceleration provisions, and lead to the bankruptcy of the Company.


RESTRICTIVE COVENANTS


     The limitations contained in the agreements relating to the Company's indebtedness, together with its highly leveraged position, as well as various provisions in the agreements relating to the governance of the Company, including the Stockholders Agreement and the Registration Rights Agreement (each as defined below), could limit the ability of the Company to effect future debt or equity financings and may otherwise restrict corporate activities, including its ability to avoid defaults and to respond to market conditions, to provide for capital expenditures beyond those permitted or to take advantage of business opportunities. If the Company cannot generate sufficient cash flow from operations to meet its obligations, then its indebtedness might have to be refinanced. There can be no assurance that any such refinancing could be effected successfully or on terms that are acceptable to the Company. In the absence of such refinancing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the best price for such assets. Moreover, the lenders under the 1998 Credit Agreement generally have a priority right to the proceeds of asset sales and certain sales of securities by the Company. Further, there can be no assurance that any assets could be sold quickly enough, or for amounts sufficient, to enable the Company to make any such payments.


NEGATIVE STOCKHOLDER'S EQUITY


     The Company has had a deficit in stockholder's equity since 1989 when JSC was organized to effect the acquisition of the publicly held shares of Old JSC(U.S.) and the shares of CCA not then owned by Old JSC(U.S.), and the recapitalization of such companies (the '1989 Transaction'), since such transaction was treated as a recapitalization for financial accounting purposes. As of December 31, 1997, the Company's stockholder's deficit was $374 million.


EFFECT OF SECURED INDEBTEDNESS ON THE SENIOR NOTES; RANKING


     The secured indebtedness will have priority over the Senior Notes with respect to the assets securing such indebtedness. Although the Senior Notes (and JSCE's guarantees thereof) rank pari passu with indebtedness outstanding under the 1998 Credit Agreement, such bank debt (including all guarantee obligations of JSCE in respect thereof) is secured by (i) a security interest in substantially all of the assets, with the exception of cash and cash equivalents and certain trade receivables, of JSC(U.S.), JSCE and their material subsidiaries and (ii) a pledge of all of the capital stock of JSC(U.S.), JSCE and each material subsidiary of JSC, JSCE and JSC(U.S.). The Senior Notes and JSCE's guarantees thereof are unsecured and therefore do not have the benefit of such collateral; that is, if an event of default occurs under the 1998 Credit Agreement, the banks party thereto will have a priority right to the Company's assets and may foreclose upon such collateral to the exclusion of the holders of the Senior Notes, notwithstanding the existence of an event of default with respect thereto. Accordingly, in such an event the Company's assets would first be used to repay, in full, amounts outstanding under the 1998 Credit Agreement, resulting in a portion of the Company's assets being unavailable to satisfy the claims of holders of Senior Notes and other pari passu, unsecured indebtedness. As of March 31, 1998, the Company had $1,143 million of secured indebtedness outstanding, including indebtedness under the 1998 Credit Agreement.



     Subsidiaries of the Company may also in the future own assets, incur indebtedness and liabilities or guarantee senior indebtedness other than the Senior Notes provided that, if the aggregate amount of indebtedness guaranteed by any Restricted Subsidiary (as defined in the indentures relating to the Senior Notes) of the Company (other than SNC) exceeds $50 million, then the indentures relating to the Senior Notes require such subsidiary to also guarantee the Senior Notes. Such guarantees will, however, be unsecured, whereas the guarantees of the indebtedness under the 1998 Credit Agreement will be secured. Consequently, the Senior Notes to the extent not so guaranteed will be effectively subordinated to claims of creditors of such subsidiaries, including, in the case of SNC and, subject to the foregoing proviso, other subsidiary guarantors, the lenders that are party to the 1998 Credit Agreement. As a result of the foregoing, in an event of default, holders of Senior Notes may recover less, ratably, than the lenders that are party to the 1998 Credit Agreement and other secured creditors of the Company or its subsidiaries.


PAYMENTS DUE ON COMPANY INDEBTEDNESS PRIOR TO MATURITY OF SENIOR NOTES; REFINANCING RISKS


     An aggregate of approximately $1,128 million, $397 million and $556 million of senior indebtedness (excluding intercompany indebtedness) matures prior to the Series A Senior Notes, the Series B Senior Notes and the 1993 Senior Notes, respectively. Accordingly, the Company will have to refinance or otherwise generate sufficient cash to repay a substantial amount of indebtedness prior to the time the Senior Notes mature. The Company's ability to do this will depend, in part, on the Company's financial condition at the time and the covenants and other provisions in its debt agreements. In this regard, it should be noted that the Company's ability to incur new indebtedness will be quite limited by the terms of its outstanding indebtedness.


PRICING

     General. Most markets in which the Company competes are subject to cyclical changes in the economy and changes in industry capacity, both of which can significantly impact selling prices of the Company's products. The Company's sales and profitability have historically been more sensitive to price changes than changes in volume. Future decreases in prices for the Company's products would adversely affect its operating results and coupled with the highly leveraged financial position of the Company, would adversely impact the Company's ability to respond to competition and to other conditions or to otherwise take advantage of business opportunities.


     The reductions in pricing which occurred in 1996 and the first half of 1997 referred to below had a negative effect on the Company's profitability. As a result of the lower pricing, the Company had a net loss in the first and second quarters of 1997 of $7 million and $4 million, respectively. Conditions improved, however, in the second half of the year and the Company had a net income in the third and fourth quarters of 1997 of $8 million and $4 million, respectively. Market conditions have been stable since the end of 1997, and, for the months of January and February 1998, the Company's preliminary internal financial information indicates that the Company's net sales increased to $554.7 million as compared to $522.4 million for the first two months of 1997, its income from operations increased to $45.8 million as compared to $33.1 million for the earlier period and net income was $6.3 million as compared to a net loss of $.3 million for the earlier period.



     Containerboard. Containerboard markets were weak from the second half of 1995 to early 1997 due to new capacity added within the industry. The added capacity resulted in excess inventories and lower selling prices for containerboard and corrugated shipping containers. Linerboard prices, which had reached a record high of $535 per ton in April 1995, dropped rapidly thereafter, declining to below $300 per ton in April 1997. Many paper companies, including the Company, took economic downtime at their containerboard mills during this time to reduce inventories. The lower inventory levels and improved market conditions during 1997 resulted in increases in containerboard prices in the second half of 1997, and by December 1997, the price of linerboard had risen to approximately $390 per ton. Linerboard prices have remained stable during the first two months of 1998.



     Newsprint. Demand for newsprint was strong throughout 1995, but was weaker in 1996 due to reductions in ad lineage and conservation measures taken by newspaper publishers. Strong demand for newsprint during 1995 resulted in an all-time record price of approximately $760 per metric ton in October 1995. As market conditions weakened in 1996, excess inventories developed and selling prices for newsprint fell to below $500 per metric ton in the first quarter of 1997. Many newsprint producers, including the Company, took economic downtime at their newsprint mills during 1996 to reduce inventories. Improvement in newsprint demand in 1997, coupled with an extended strike at a competitor's mills, resulted in a reduction in the excess inventory levels and provided an opportunity to raise prices. Two attempts to raise prices during 1997 were successful and by December 1997, newsprint prices had risen to approximately $600 per metric ton. Newsprint prices have remained stable during the first two months of 1998.


COMPETITION

     The paperboard and packaging products industries are highly competitive, and no single company is dominant. The Company's competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. In recent years, there has been a trend toward consolidation within the paperboard and packaging products industries, and the Company believes that this trend is likely to continue. The primary competitive factors in the paperboard and packaging products industries are price, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of the Company's competitors becomes more successful with respect to any key competitive factor, the Company's business could be materially, adversely affected. The market for the Newsprint segment is also highly competitive.

ENVIRONMENTAL MATTERS


     Federal, state and local environmental requirements, particularly relating to air and water quality, are a significant factor in the Company's business. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for 'response costs' at various sites with respect to which the Company has received notice that it may be a 'potentially responsible party' as well as for contamination of certain Company-owned properties, under the Comprehensive Environmental Response, Compensation and Liability Act, analogous state laws and other laws concerning hazardous substance contamination. In 1993, the Company recorded a pretax charge which included approximately $39 million related to environmental matters, representing primarily asbestos and PCB removal, solid waste cleanup at existing and former operating sites, and expenses for response costs at various sites where the Company has received notice that it is a potentially responsible party. During 1996 and 1997, the Company incurred $3 million and $5 million, respectively, in cash expenditures related to these environmental matters. While the Company believes that the charges it has recorded are adequate, there can be no assurance that actual expenditures relating to such matters will not exceed such charges over the period covered thereby. Similarly, while the Company believes it is currently in compliance with all applicable environmental laws in all material respects and has budgeted for future expenditures required to maintain such compliance, unforeseen significant expenditures in connection with such compliance could have an adverse effect on the Company's financial condition. In addition, the United States Environmental Protection Agency ('EPA') has finalized significant parts of a comprehensive rule governing the pulp, paper and paperboard industry (the 'Cluster Rule'), which will require substantial capital expenditures to achieve compliance. In order to comply with those parts of the Cluster Rule, the Company estimates that, based on preliminary engineering studies made as of December 31, 1997 it may require approximately $175 million in capital expenditures over the next three to five years. The ultimate cost of complying with the regulations cannot be predicted with certainty, however, until further engineering studies are completed, and additional regulations are finalized. Compliance with federal, state and local environmental requirements is a significant, on-going factor in the Company's business. It is difficult to predict with certainty the amount of capital expenditures that will be required to comply with future standards. The Company has averaged $15 million annually in capital expenditures related to environmental compliance over the last three years and estimates spending approximately $34 million in capital expenditures related to environmental compliance in 1998. A significant amount of the increased expenditures in 1998 will be due to compliance with the Cluster Rule and is included in the $175 million estimate referenced above. Since the Company's competitors are, or will be subject to comparable pollution standards, including the proposed Cluster Rule, management is of the opinion that compliance with future pollution standards will not adversely affect the Company's competitive position.

POTENTIAL FRAUDULENT CONVEYANCE LIABILITY


     Various laws enacted for the protection of creditors may have applied to the Company's incurrence of indebtedness and the making of certain payments in connection with the 1989 Transaction, debt under the credit agreement to which the Company was then a party and certain of its previously outstanding debt securities, and Old JSC(U.S.)'s guarantees thereof. Such state and federal fraudulent transfer laws may also apply to refinancings of such debt, including the issuance by the Company of the Senior Notes, the entering into and incurrence of debt under the 1994 Credit Agreement and the 1998 Credit Agreement, guarantees by the Company and its subsidiaries thereof and the application of the proceeds thereof. If a court in a lawsuit by an unpaid creditor or representative of creditors of the Company, such as a trustee in bankruptcy or the Company as debtor in possession, were to find that, at the time of the 1989 Transaction, the Company (a) was insolvent or was rendered insolvent by reason of the 1989 Transaction or the indebtedness incurred and payments made in connection therewith, (b) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital, (c) intended to, or believed that it would, incur debts beyond its ability to pay as such debts matured or (d) intended to hinder, delay or defraud its creditors, such court could, under state or federal fraudulent transfer law, avoid the Senior Notes or such other indebtedness (including under the 1994 Credit Agreement and the 1998 Credit Agreement) and order that all payments made by the Company with respect thereto be returned to it or to a fund for the benefit of its creditors. Such court could also subordinate the Senior Notes or such other indebtedness (including under the 1994 Credit Agreement and the 1998 Credit Agreement) or the guarantees thereof to all existing and future indebtedness of the Company. Such avoidance or subordination would result in an event of default under the 1998 Credit Agreement.


     The measure of insolvency for purposes of the foregoing would vary depending upon the law of the jurisdiction being applied. Generally, however, a company would be considered insolvent if the sum of such company's debts were greater than all of such company's property at a fair valuation or if the present fair saleable value of such company's assets were less than the amount that would be required to pay its probable liability on its existing debts (including contingent liabilities) as they become absolute and matured. Accordingly, the Company does not believe that the fact that its liabilities exceed the book value of its assets, as reflected on its balance sheet (which is not based on fair saleable value or fair value), would be a significant factor in any fraudulent conveyance analysis.


     The Company believed at the time of the 1989 Transaction and continues to believe today, that at the time of the 1989 Transaction, and after giving effect thereto, the Company did not come within any of the clauses (a) through (d) above and that therefore the incurrence of indebtedness under the Senior Notes or such other indebtedness (including under the 1994 Credit Agreement and the 1998 Credit Agreement) will not constitute fraudulent transfers. These beliefs were (and are) based on management's analysis of, among other things, (i) internal cash flow projections, (ii) the Company's historical financial information and (iii) valuations of assets and liabilities of the Company. There can be no assurance, however, that a court passing on such questions would agree with the Company's analysis.


CONTROL BY PRINCIPAL STOCKHOLDERS

     General. Certain shareholders of JSC, including Smurfit International B.V. ('SIBV'), The Morgan Stanley Leveraged Equity Fund II, L.P. ('MSLEF II'), and certian other entities (as defined in the Stockholders Agreement described below, the 'MSLEF II Associated Entities'), acting together have been, by reason of their ownership of the common stock of JSC (the 'JSC Common Stock'), able to control the vote on all matters submitted to a vote of holders of JSC Common Stock. In this regard, JSC, JSCE, JSC(U.S.), SIBV, MSLEF II, and the MSLEF II Associated Entities and certain other entities have entered into a Stockholders Agreement (as subsequently amended, the 'Stockholders Agreement'), which contains, among other things, provisions for various corporate governance matters, including the election as directors and the appointment as officers of certain designees of SIBV or MSLEF II. Pursuant to the Stockholders Agreement, each of SIBV and MSLEF II have the right to elect one-half of the Company's Board of Directors. The presence of SIBV and, until they dispose of their shares (see below), MSLEF II and the MSLEF II Associated Entities, as controlling stockholders, is also likely to deter a potential acquirer from making a tender offer or otherwise attempting to obtain control of JSC, even if such events might be favorable to JSC's stockholders. SIBV, MSLEF II and the MSLEF II Associated Entities are also parties to a registration rights agreement (the 'Registration Rights Agreement') with JSC pursuant to which such shareholders have certain rights to cause JSC to register for sale their shares of JSC Common Stock.

     SIBV. SIBV, which owns its JSC Common Stock directly and through an indirect wholly-owned subsidiary, is itself an indirect wholly-owned subsidiary of JS Group, an international paperboard and packaging corporation organized under the laws of the Republic of Ireland. JS Group stock is listed on the London and Dublin Stock Exchanges and its American Depositary Shares are listed on the New York Stock Exchange. It is the largest industrial corporation in Ireland. JS Group and its subsidiaries have a number of operations similar to those of the Company, although for the most part outside the United States other than their newsprint operations. Accordingly, JS Group's interests with respect to various business decisions of JSC and the Company may conflict with the interests of JSC and the Company.

     MSLEF II Associated Entities. Under the Stockholders Agreement, sales or other dispositions by the MS Holders (as defined in the Stockholders Agreement and which term includes the MSLEF II Associated Entities) (including distributions to the partners of MSLEF II) could result in SIBV no longer being limited by such agreement to electing only one-half of JSC's Board of Directors. In addition, such sales or other dispositions could result in JSC and SIBV no longer being required to obtain the approval of two directors who are designees of MSLEF II for JSC and the Company to engage in certain activities, for which such approval is otherwise required by the Stockholders Agreement. Furthermore, MSLEF II has the right at any time to waive any of the provisions of the Stockholders Agreement, to agree (with JSC and SIBV) to the early termination thereof or to fail to exercise any of its rights thereunder. MSLEF II is an affiliate of Morgan Stanley & Co. Incorporated ('MS&Co.').

     No Obligation to Invest. Although SIBV and the MSLEF II Associated Entities have in the past made additional investments in JSC and the Company, they are not obligated to do so in the future. Investors should not assume or expect that either or both of such stockholders or their affiliates will invest additional capital, whether in the form of debt or equity, in the future, particularly in light of the intention of the MSLEF II Associated Entities to dispose of their shares of JSC Common Stock and the fact that SIBV's ability to make such investments is subject to limitations contained in agreements relating to indebtedness of SIBV and its affiliates.

TERMS OF THE SENIOR NOTES

     The indentures pursuant to which the Senior Notes were issued contain covenants that restrict, among other things, the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, engage in transactions with stockholders and affiliates, issue capital stock, create liens, sell assets, engage in mergers and consolidations and make investments in unrestricted subsidiaries. The covenants are the result of negotiation among the Company and the underwriter of the Senior Notes, and although the covenants are generally designed to protect the holders of the Senior Notes from actions that could result in significant credit deterioration, the covenants (like covenants in other similar indebtedness) are subject to various exceptions which are generally designed to allow the Company to continue to operate its business without undue restraint and, therefore, are not total prohibitions with respect to the proscribed activities. For example, the Company could incur additional indebtedness that is secured or that is pari passu with the Senior Notes in the future if it were able to satisfy the financial ratios required by the covenant restricting debt issuance. For a description of such exceptions, see 'Description of the Senior Notes'.

     The terms of the Senior Notes generally can be amended or modified with the consent of the holders of a majority in aggregate principal amount of Senior Notes then outstanding. While certain provisions related primarily to payment cannot be modified absent the consent of each holder affected thereby, such majority approval extends to many significant matters, including, for example, the waiver of an Event of Default.

TRADING MARKET FOR THE SENIOR NOTES

     The Senior Notes are not listed for trading on any securities exchange or on any automated dealer quotation system. MS&Co. currently makes a market in the Senior Notes. However, MS&Co. is not obligated to make a market for the Senior Notes and may discontinue or suspend such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Senior Notes. Further, the liquidity of, and trading market for, the Senior Notes may be adversely affected by declines and volatility in the market for high yield securities generally as well as any changes in the Company's financial performance or prospects.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges.


                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                             1997    1996    1995    1994    1993
                                                             ----    ----    ----    ----    ----
Ratio of earnings to fixed charges........................   1.03    1.91    2.60    1.08    (a)


------------


 (a) For the year ended December 31, 1993, earnings were inadequate to cover fixed charges by $264 million.


     For purposes of these calculations, earnings consist of income (loss) before income taxes, minority interests and extraordinary items and cumulative effect of accounting changes, plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of deferred debt issuance costs and that portion of lease rental expense considered to be representative of the interest factors therein (deemed to be one-fourth of lease rental expense).

     A statement setting forth the computation of the above ratios is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

                                USE OF PROCEEDS

     The Company will not obtain any proceeds from the sales by MS&Co. of the Senior Notes.

                        DESCRIPTION OF THE SENIOR NOTES

     The Series A Senior Notes were issued under an Indenture (the 'Series A Senior Note Indenture') among Old JSC(U.S.), CCA and NationsBank of Georgia, National Association, as trustee. On December 31, 1995, The Bank of New York (the 'Series A Senior Note Trustee') replaced NationsBank of Georgia, National Association, as trustee. The Series B Senior Notes were issued under an Indenture (the 'Series B Senior Note Indenture') among Old JSC(U.S.), CCA and NationsBank of Georgia, National Association, as trustee. On December 31, 1995, The Bank of New York (the 'Series B Senior Note Trustee') replaced NationsBank of Georgia, National Association, as trustee. The 1993 Senior Notes were issued under an Indenture (the '1993 Senior Note Indenture' and together with the Series A and Series B Senior Note Indentures, the 'Indentures') among Old JSC(U.S.), CCA and NationsBank of Georgia, National Association, as trustee. On December 31, 1995, the Bank of New York (the '1993 Senior Note Trustee') replaced NationsBank of Georgia, National Association, as trustee. A copy of each of the Series A Senior Note Indenture, the Series B Senior Note Indenture and the 1993 Senior Note Indenture has been filed as an exhibit to the respective Registration Statements of which this Prospectus is a part and is available as described under 'Additional Information'. Except as described under ' -- Optional Redemption' below or as otherwise indicated, this description applies to the Series A Senior Note Indenture, the Series B Senior Note Indenture and the 1993 Senior Note Indenture, and references to the 'Senior Notes' shall be to the Series A Senior Notes, the Series B Senior Notes or the 1993 Senior Notes, as the case may be, or, if the context requires, to all three. The following summary of certain provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Wherever particular sections or defined terms of the Indentures not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference.

GENERAL

     Principal of, premium, if any, and interest on the Senior Notes is payable, and the Senior Notes may be exchanged or transferred, at the office or agency of JSC(U.S) in the Borough of Manhattan, The City of New York (which for the Series A Senior Notes shall be the office or agency of the Series A Senior Note Trustee, at 61 Broadway, Suite 1412, New York, New York 10006, for the Series B Senior Notes, shall be the office or agency of the Series B Senior Note Trustee at 61 Broadway, Suite 1412, New York, New York 10006, and for the 1993 Senior Notes, shall be the office or agency of the 1993 Senior Note Trustee at 61 Broadway, Suite 1412, New York, New York 10006); provided that, at the option of JSC(U.S.), payment of interest may be made by check mailed to the address of the Holders as such address appears in the Senior Notes Register. (Sections 2.01, 2.03 and 2.06)

     The Senior Notes were issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. (Section 2.02) No service charge was made for any registration of transfer or exchange of Senior Notes, but JSC(U.S.) may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. (Section 2.05)

TERMS OF THE SENIOR NOTES

     The Series A Senior Notes and Series B Senior Notes are unsecured senior obligations of JSC(U.S.), limited to $300 million aggregate principal amount of Series A Senior Notes, and $100 million aggregate principal amount of Series B Senior Notes, and will mature on May 1, 2004, and May 1, 2002, respectively. Each Senior Note bears interest at the rate per annum shown on the front cover of this Prospectus from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually (to the Holders of record at the close of business on the April 15 or October 15 immediately preceding the Interest Payment Date) on May 1 and November 1 of each year.

     The 1993 Senior Notes are unsecured senior obligations of JSC(U.S.), limited to $500 million aggregate principal amount, and will mature on April 1, 2003. Each 1993 Senior Note bears interest at the rate per annum shown on the front cover of this Prospectus from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually (to the Holders of record at the close of business on the March 15 or September 15 immediately preceding the Interest Payment Date) on April 1 and October 1 of each year.

OPTIONAL REDEMPTION

     JSC(U.S.) may not redeem the Series B Senior Notes or the 1993 Senior Notes prior to maturity.

     The Series A Senior Notes are redeemable, at JSC(U.S.)'s option, in whole or in part, at any time on or after May 1, 1999 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Senior Notes Register, at the following Redemption Prices (expressed as percentages of principal amount), plus accrued interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                                          REDEMPTION
                                 YEAR                                       PRICE
-----------------------------------------------------------------------   ----------

1999...................................................................     105.625%
2000...................................................................     102.813%

and, on or after May 1, 2001, at 100% of principal amount. (Sections 11.01 and 11.04)


     Selection. In the case of any partial redemption, selection of the Series A Senior Notes for redemption will be made by the Series A Senior Note Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Series A Senior Notes are listed or, if the Series A Senior Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Series A Senior Note Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Series A Senior Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Series A Senior Note is to be redeemed in part only, the notice of redemption relating to such Series A Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Series A Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Series A Senior Note.



     The 1998 Credit Agreement contains covenants limiting the optional redemption of the Senior Notes.


RANKING


     The Indebtedness evidenced by the Senior Notes ranks pari passu in right of payment with all other senior indebtedness of JSC(U.S.), including, without limitation, JSC(U.S.)'s obligations under the 1998 Credit Agreement. JSCE's guarantee of the Senior Notes ranks pari passu in right of payment with all other unsubordinated indebtedness of JSCE, including, without limitation, JSCE's obligations under the 1998 Credit Agreement.



     JSC(U.S.)'s obligations under the 1998 Credit Agreement and JSCE's guarantees of such obligations are secured by pledges of substantially all of the assets of JSC(U.S.), JSCE and their material subsidiaries with the exception of cash and cash equivalents and trade receivables. JSC(U.S.)'s obligations under the 1998 Credit Agreement, but not the Senior Notes, are guaranteed by JSC, JSCE and certain subsidiaries of the Company, and the obligations of JSCE and each such guaranteeing subsidiary are secured, among other things, by substantially all of the assets of JSCE and such guaranteeing subsidiary, as the case may be. The Senior Notes and JSCE's guarantee of the Senior Notes will be effectively subordinated to such security interests and guarantees to the extent of such security interests and guarantees. As of March 31, 1998, JSC(U.S.) had outstanding approximately $2,071 million of senior indebtedness (excluding intercompany indebtedness), of which approximately $1,143 million was secured indebtedness. The secured indebtedness will have priority over the Senior

Notes with respect to the assets securing such indebtedness. See 'Risk Factors -- Effect of Secured Indebtedness on the Senior Notes; Ranking'.

GUARANTEE

     JSC(U.S.)'s obligations under the Senior Notes are unconditionally guaranteed by JSCE.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indentures. Some definitions appear in the 1993 Senior Note Indenture that do not appear in the other Indentures, and vice versa. Reference is made to the Indentures for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     'Acquired Indebtedness' is defined to mean Indebtedness of a Person existing at the time such Person became a Subsidiary and not Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary.

     'Adjusted Consolidated Net Income' is defined to mean, for any period, the aggregate net income (or loss) of any Person and its consolidated Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of such Person (other than net income (or loss) attributable to a Subsidiary of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period;
(ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the 'Limitation on Restricted Payments' covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of such Person accrued prior to the date it becomes a Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such other Person or any of its Subsidiaries; (iii) the net income (or loss) of any Subsidiary (other than CCA) of any Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;
(iv) any gains or losses (on an after-tax basis) attributable to Asset Sales;
(v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the 'Limitation on Restricted Payments' covenant described below, any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Subsidiary of such Person owned by Persons other than such Person and any of its Subsidiaries; (vi) all extraordinary gains and extraordinary losses; and (vii) all non-cash charges reducing net income of such Person that relate to stock options or stock appreciation rights and all cash payments reducing net income of such Person that relate to stock options or stock appreciation rights, to the extent such cash payments are not made pursuant to clause (xi) of the 'Limitation on Restricted Payments' covenant; provided that, solely for the purposes of calculating the Interest Coverage Ratio (and in such case, except to the extent includable pursuant to clause (i) above), 'Adjusted Consolidated Net Income' of JSCE shall include the amount of all cash dividends received by JSCE or any Subsidiary of JSCE from an Unrestricted Subsidiary.

     'Adjusted Consolidated Net Tangible Assets' is defined to mean the total amount of assets of JSCE and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of JSCE and its Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recently available consolidated balance sheet of JSCE and its Subsidiaries, prepared in conformity with GAAP.

     'Affiliate' is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, 'control' (including, with correlative meanings, the terms 'controlling', 'controlled by', and 'under common control with'), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, no Bank nor any affiliate of any Bank shall be deemed to be an Affiliate of JSCE or any of its Subsidiaries nor shall MS&Co. (or any affiliate thereof) be deemed an Affiliate of JSCE or any of its Subsidiaries solely by reason of its ownership of or right to vote any Indebtedness of JSCE or any of its Subsidiaries.

     'Asset Acquisition' is defined to mean (i) an investment by JSCE or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of JSCE or any of its Subsidiaries or shall be merged into or consolidated with JSCE or any of its Subsidiaries or (ii) an acquisition by JSCE or any of its Subsidiaries of the assets of any Person other than JSCE or any of its Subsidiaries that constitute substantially all of a division or line of business of such Person.

     'Asset Disposition' is defined to mean the sale or other disposition by JSCE or any of its Subsidiaries (other than to JSCE or another Subsidiary of JSCE) of (i) all or substantially all of the Capital Stock of any Subsidiary of JSCE or (ii) all or substantially all of the assets that constitute a division or line of business of JSCE or any of its Subsidiaries.

     'Asset Sale' is defined to mean, with respect to any Person, any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by such Person or any of its Subsidiaries to any Person other than JSCE or any of its Subsidiaries of (i) all or any of the Capital Stock of any Subsidiary of such Person (other than pursuant to a public offering of the Capital Stock of CCA or JSCE pursuant to which at least 15% of the total issued and outstanding Capital Stock of CCA or JSCE has been sold by means of an effective registration statement under the Securities Act or sales, transfers or other dispositions of Capital Stock of CCA or JSCE substantially concurrently with or following such a public offering), (ii) all or substantially all of the property and assets of an operating unit or business of such Person or any of its Subsidiaries or (iii) any other property and assets of such Person or any of its Subsidiaries outside the ordinary course of business of such Person or such Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to Mergers, Consolidations and Sales of Assets (it being acknowledged that JSCE and its Subsidiaries may dispose of equipment in the ordinary course of their respective businesses); provided that sales or other dispositions of inventory, receivables and other current assets shall not be included within the meaning of 'Asset Sale.'

     'Attributable Indebtedness' is defined to mean, when used in connection with a sale-leaseback transaction referred to in the 'Limitation on Sale-Leaseback Transactions' covenant, at any date of determination, the product of (i) the net proceeds from such sale-leaseback transaction and (ii) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale-leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend such term) measured from the first day of such term.

     'Average Life' is defined to mean, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the product of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and
(B) the amount of such principal payment by (ii) the sum of all such principal payments.

     'Banks' is defined to mean the lenders who are from time to time parties to any Credit Agreement.

     'Board of Directors' is defined to mean the Board of Directors of JSCE or CCA, as the case may be, or any committee of such Board of Directors duly authorized to act under the Indenture.

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
     'Business Day' is defined to mean any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

     'Capital Stock' is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

     'Capitalized Lease' is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and 'Capitalized Lease Obligation' is defined to mean the rental obligations, as aforesaid, under such lease.

     'Change of Control' is defined to mean such time as (i) (a) a 'person' or 'group' (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Original Stockholders, becomes the 'beneficial owner' (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the then outstanding Voting Stock of JSC or a JSC Parent and (b) the Original Stockholders beneficially own, directly or indirectly, less than the then outstanding Voting Stock of JSC or a JSC Parent beneficially owned by such 'person' or 'group'; or (ii) (a) a 'person' or 'group' (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Original Stockholders, becomes the 'beneficial owner' (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the then outstanding Voting Stock of JSCE, (b) the Original Stockholders beneficially own, directly or indirectly, less than the then outstanding Voting Stock of JSCE beneficially owned by such 'person' or 'group' and (c) CCA is a Subsidiary of JSCE at the time that the later of (a) and (b) above occurs.

     'Closing Date' is defined to mean the date on which the respective series of Senior Notes were originally issued under the Indentures.

     'Common Stock' is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such common stock.

     'Consolidated EBITDA' is defined to mean, with respect to any Person for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense,
(v) amortization expense and (vi) all other non-cash items reducing Adjusted Consolidated Net Income, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP; provided that, if a Person has any Subsidiary that is not a Wholly Owned Subsidiary of such Person, Consolidated EBITDA of such Person shall be reduced (to the extent not otherwise reduced by GAAP) by an amount equal to (A) the Adjusted Consolidated Net Income of such Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Subsidiary not owned on the last day of such period by such Person or any Subsidiary of such Person divided by (2) the total number of shares of outstanding Common Stock of such Subsidiary on the last day of such period.

     'Consolidated Interest Expense' is defined to mean, with respect to any Person for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed by such Person) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by such Person and its consolidated subsidiaries during such period; excluding, however,
(i) any amount of such interest of any Subsidiary of such Person if the net income (or loss) of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income for such person pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income for such Person pursuant to clause (iii) of the definition thereof) and
(ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the 1989 Transaction, the 1992 Transaction, the 1993 Transaction (i.e., the Refinancing), the issuance of the New Subordinated Notes and the applications of the proceeds thereof or the Recapitalization Plan, all as determined on a consolidated basis in conformity with GAAP.

     'Consolidated Net Worth' is defined to mean, at any date of determination, shareholders' equity as set forth on the most recently available consolidated balance sheet of JSCE and its Subsidiaries (which shall be as of a date not more than 60 days prior to the date of such computation), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of JSCE or any Subsidiary of JSCE, each item to be determined in accordance with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).


     'Credit Agreement' is defined to mean either (i) the Credit Agreement, dated as of May 11, 1994, amended and restated as of May 17, 1996, among JSC, JSCE, JSC(U.S.), The Chase Manhattan Bank, Bankers Trust Company and the other lenders, as amended from time to time (the '1994 Credit Agreement'), (ii) the Credit Agreement, dated as of March 24, 1998, among JSC, JSCE, JSC(U.S.), Bankers Trust Company, The Chase Manhattan Bank and the other lenders, as amended from time to time (the '1998 Credit Agreement'), or (iii) any Credit Agreement which amends, supplements, extends, renews, replaces, or otherwise modifies from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing or otherwise restructuring all or any portion of such agreement or agreements, provided that such agreement will be a Credit Agreement under the Indenture only if a notice to that effect is delivered to the Trustee and there shall be at any time no more than two instruments that are Credit Agreements.


     'Currency Agreement' is defined to mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect JSCE or any of its Subsidiaries against fluctuations in currency values to or under which JSCE or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

     'Default' is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

     'Existing Subordinated Debt Refinancing' is defined to mean the refinancing of any or all of the Indebtedness represented by the Junior Accrued Debentures, Senior Subordinated Notes and the Subordinated Debentures, including pursuant to any Credit Agreement.

     'Foreign Subsidiary' is defined to mean any Subsidiary of JSCE that (i) derives more than 80% of its sales or net income from, or (ii) has more than 80% of its assets located in, territories and jurisdictions outside the United States of America (in each case determined on a consolidated basis in conformity with GAAP).

     'GAAP' is defined to mean generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the 1989 Transaction, the 1992 Transaction, the 1993 Transaction (i.e., the Refinancing), the issuance of the New Subordinated Notes and the application of the proceeds thereof or the Recapitalization Plan, (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles

Board Opinion Nos. 16 and 17 and (iii) any charges associated with the adoption of Financial Accounting Standard Nos. 106 and 109.

     'Guarantee' is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term 'Guarantee' shall not include endorsements for collection or deposit in the ordinary course of business. The term 'Guarantee' used as a verb has a corresponding meaning.

     'Holder' or 'Noteholder' or 'Securityholder' or 'Senior Notes Holder' is defined to mean the registered holder of any Series A Senior Note, Series B Senior Note or 1993 Senior Note, as the case may be.

     'Incur' is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     'Indebtedness' is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than, in the case of JSCE and its Subsidiaries, any non-negotiable notes of JSCE or its Subsidiaries issued to its insurance carriers in lieu of maintenance of policy reserves in connection with its workers' compensation and liability insurance programs),
(iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto),
(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) all obligations in respect of borrowed money under any Credit Agreement, the Secured Notes and any Guarantees thereof and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability determined by such Person's board of directors, in good faith, as reasonably likely to occur, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include (A) any liability for federal, state, local or other taxes or (B) obligations of JSCE or its Restricted Subsidiaries pursuant to Receivables Programs.

     'Interest Coverage Ratio' is defined to mean, with respect to any Person on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA of such Person for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date to (ii) the aggregate Consolidated Interest Expense of such Person during such four fiscal quarters. In making the foregoing calculation, (A) pro forma effect shall be given to (1) any Indebtedness Incurred subsequent to the end of the four-fiscal-quarter period referred to in clause (i) and prior to the Transaction Date (other than Indebtedness Incurred under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) on the last day of such period), (2) any Indebtedness Incurred during such period to the extent such Indebtedness is outstanding at the Transaction Date and (3) any Indebtedness to be Incurred on the Transaction Date, in each case as if such Indebtedness had been Incurred on the first day of such four-fiscal-quarter period and after giving pro forma effect to the application of the proceeds thereof as if such application had occurred on such first day; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months) had been the applicable rate for the entire period; (C) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any amount of Indebtedness that was outstanding during such four-fiscal-quarter period or thereafter but that is not outstanding or is to be repaid on the Transaction Date, except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (B)) during such four-fiscal-quarter period under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any successor revolving credit or similar arrangement) on the Transaction Date; (D) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such four-fiscal-quarter period or thereafter and prior to the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such four-fiscal-quarter period;
(E) with respect to any such four-fiscal-quarter period commencing prior to the Refinancing, the Refinancing shall be deemed to have taken place on the first day of such period; and (F) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Subsidiary of JSC or has been merged with or into JSCE or any Subsidiary of JSCE during the four-fiscal-quarter period referred to above or subsequent to such period and prior to the Transaction Date and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Subsidiary of JSCE as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such period; provided that to the extent that clause (D) or (F) of this sentence requires that pro forma effect be given to an Asset Acquisition or an asset acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired for which financial information is available.

     'Interest Rate Agreement' is defined to mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect JSCE or any of its Subsidiaries against fluctuations in interest rates or obtain the benefits of floating interest rates to or under which JSCE or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

     'Investment' is defined to mean any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of any Person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by any other Person. For purposes of the definition of 'Unrestricted Subsidiary' and the 'Limitation on Restricted Payments' covenant described below, (i) 'Investment' shall include the fair market value of the net assets of any Subsidiary of JSCE at the time that such Subsidiary of JSCE is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of JSCE and (ii) any property transferred to or from an Unrestricted Subsidiary

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
shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

     'JSC' is defined to mean Jefferson Smurfit Corporation, a Delaware corporation.

     'JSC Parent' is defined to mean any entity of which JSC is a direct or indirect Subsidiary.

     'Junior Accrual Debentures' is defined to mean CCA's 15 1/2% Junior Subordinated Accrual Debentures due 2004.

     'Lien' is defined to mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

     'Net Cash Proceeds' is defined to mean, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to JSCE or any Subsidiary of JSCE) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of JSCE and its Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by JSCE or any Subsidiary of JSCE as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

     'New Senior Notes', when used in reference to the 1993 Senior Notes, is defined to mean the Series A Senior Notes and Series B Senior Notes and such other debt securities that may be issued in substitution therefor (in whole or in part) pursuant to clause (i) of the definition of 'Recapitalization Plan', in each case issued in connection with the Recapitalization Plan.

     'New Subordinated Notes' is defined to mean the 11 1/2% Junior Subordinated Notes maturing 2005, in an aggregate amount not to exceed $200 million, of CCA which SIBV had committed to purchase (which commitment terminates on the Closing Date without any of such notes having been issued).

     '1989 Transaction' is defined to mean the transaction in which (i) JSC acquired the entire equity interest in Old JSC(U.S.), (ii) Old JSC(U.S.) (through its ownership of JSC Enterprises) acquired the entire equity interest in CCA, (iii) the MSLEF I Group received $500 million in respect of its shares of CCA common stock, (iv) SIBV received $41.75 per share, or an aggregate of approximately $1.25 billion, in respect of its shares of Old JSC(U.S.) stock and
(v) the public stockholders received $43 per share of Old JSC(U.S.) stock.

     '1993 Transaction' is defined to mean the issuance and sale of the 1993 Senior Notes, the repayment of Indebtedness with the proceeds of such sale and the amendments (and consent payments in respect thereof) to certain debt instruments, and the agreements related thereto, that were effected in April 1993 (also referred to as the Refinancing).

     '1992 Stock Option Plan' is defined to mean the JSC 1992 Stock Option Plan, as the same may be amended, supplemented or otherwise modified from time to time.

     '1992 Transaction' is defined to mean the purchase, in August 1992, by certain stockholders of JSC of $232 million of Common Stock of JSC, the contribution by JSC of such $232 million to CCA and the application by CCA of such $232 million to repurchase Junior Accrual Debentures and repay other subordinated Indebtedness of CCA.

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
     'Original Stockholders' is defined to mean, collectively, MSLEF II, Morgan Stanley Group, SIBV, JS Group and any Affiliate of any such Person.


     'Permitted Liens' is defined to mean (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of JSCE or any of its Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred
(1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of JSCE or any of its Subsidiaries; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of JSCE or any of its Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or Operating Lease; provided that any sale-leaseback transaction related thereto complies with the 'Limitation on Sale-Leaseback Transactions' covenant; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; (xii) Liens in favor of JSCE or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against JSCE or any Subsidiary of JSCE that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of any Credit Agreement, in each case securing Indebtedness under Interest Rate Agreements, Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed to protect JSCE or any of its Subsidiaries from fluctuations in the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by JSCE or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of JSCE and its Subsidiaries prior to the Closing Date; (xviii) Liens on or sales of receivables; and (xix) Liens securing any real property or other assets of JSCE or any Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision thereof, in connection with the financing of industrial revenue bond facilities or any equipment or other property designed primarily for the purpose of air or water pollution control; provided that any such Lien on such facilities, equipment or other property shall not apply to any other assets of JSCE or any Restricted Subsidiary.

     'Person' is defined to mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     'Preferred Stock' is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such preferred or preference stock.

     'Principal Property' is defined to mean any manufacturing or processing plant, warehouse or other building used by JSCE or any Restricted Subsidiary, other than a plant, warehouse or other building that, in the good faith opinion of the Board of Directors of JSCE as reflected in a Board Resolution, is not of material importance to the business conducted by JSCE and its Restricted Subsidiaries taken as a whole as of the date such Board Resolution is adopted.

     'Recapitalization Closing Date' is defined to mean the date on which the transactions described in clauses (i) through (iv) of the definition of 'Recapitalization Plan' are consummated; provided that if such transactions do not occur on the same date, 'Recapitalization Closing Date' shall be defined to mean the date designated as such by the Company.


     'Recapitalization Plan' is defined to mean, collectively, the following transactions: (i) the sale of the Series A and Series B Senior Notes, (ii) the sale by JSC of JSC Common Stock substantially concurrently with the transaction described in clause (i), (iii) the SIBV Investment substantially concurrently with the transaction described in clause (i), (iv) the execution and delivery of the 1994 Credit Agreement, (v) the application of the proceeds of the transactions described in clauses (i) through (iv), (vi) the Existing Subordinated Debt Refinancing, (vii) the obtaining of all consents and waivers necessary or determined by CCA, Old JSC(U.S.) or JSC to be appropriate in connection with the foregoing, (viii) all other transactions related to, or entered into in connection with, the foregoing unless CCA determines that any such transaction should not be considered part of the Recapitalization Plan and
(ix) the payment and accrual of all fees and expenses related to the foregoing.


     'Receivables Programs' is defined to mean, with respect to any Person, obligations of such Person or its Subsidiaries pursuant to accounts receivable securitization programs, to the extent that the proceeds received pursuant to a pledge, sale or other encumbrance of accounts receivable pursuant to such programs do not exceed 91% of the total book value of such accounts receivable (determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter for which financial information is available), and any extension, renewal, modification or replacement of such programs, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations under such programs or any successor agreement or agreements.

     'Redeemable Stock' is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Senior Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Senior Notes, or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Senior Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an 'asset sale' or 'change of control' occurring prior to the Stated Maturity of the Senior Notes shall not constitute Redeemable Stock if the 'asset sale' or 'change of control' provisions applicable to such Capital Stock are no more favorable (except with respect to any premium payable) to the holders of such Capital Stock than the provisions contained in 'Limitation on Asset Sales' and 'Repurchase of Senior Notes upon Change of Control' covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to such Person's repurchase of such Senior Notes, as are required to be repurchased pursuant to the 'Limitation on Asset Sales' and 'Repurchase of Senior Notes upon Change of Control' covenants described below.

     'Refinancing' is defined to mean the issuance and sale of the 1993 Senior Notes, the repayment of Indebtedness under the credit agreements in effect in 1993 with the proceeds of such sale and the amendments (and consent payments in respect thereof) to the credit agreements in effect in 1993 and the Secured Notes, and the agreements related thereto, that were effected prior to, or at approximately the same time as, the issuance and sale of the 1993 Senior Notes.

     'Restricted Subsidiary' is defined to mean any Subsidiary of JSCE other than an Unrestricted Subsidiary.

     'Secured Notes' is defined to mean CCA's Senior Secured Floating Rate Senior Notes due 1998 and the note purchase agreement relating thereto, as the foregoing may be amended from time to time.

     'Senior Subordinated Notes' is defined to mean CCA's 13 1/2% Senior Subordinated Notes due 1999.

     'SIBV Investment' is defined to mean the purchase by SIBV (or a corporate affiliate thereof) of shares of JSC Common Stock, substantially concurrently with the sale by CCA of the Series A and Series B Senior Notes.

     'Significant Subsidiary' is defined to mean, at any date of determination, any Subsidiary of JSCE that, together with its Subsidiaries, (i) for the most recent fiscal year of JSCE, accounted for more than 10% of the consolidated revenues of JSCE or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of JSCE, all as set forth on the most recently available consolidated financial statements of JSCE for such fiscal year.

     'Smurfit Newsprint' is defined to mean Smurfit Newsprint Corporation, a Delaware corporation.

     'Stated Maturity' is defined to mean, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and
(ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     'Subordinated Debentures' is defined to mean CCA's 14% Subordinated Debentures due 2001.

     'Subsidiary' is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by JSCE or by one or more other Subsidiaries of JSCE, or by such Person and one or more other Subsidiaries of such Person; provided that, except as the term 'Subsidiary' is used in the definition of 'Unrestricted Subsidiary' set forth below, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of JSCE for purposes of the Indenture.

     'Times Mirror Agreement' is defined to mean the Shareholders Agreement, dated February 21, 1986 between Old JSC(U.S.) and The Times Mirror Company, as the same may at any time be amended, modified or supplemented.

     'Trade Payables' is defined to mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     'Transaction Date' is defined to mean, with respect to the Incurrence of any Indebtedness by JSCE or any of its Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     'Unrestricted Subsidiary' is defined to mean (i) any Subsidiary of JSCE that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of JSCE in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of JSCE may designate any Subsidiary of JSCE (including any newly acquired or newly formed Subsidiary of JSCE) other than CCA to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, JSCE or any other Subsidiary of JSCE that is not a Subsidiary of the Subsidiary to be so designated; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the 'Limitation on Restricted Payments' covenant described below. The Board of Directors of JSCE may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of JSCE; provided that immediately after giving effect to such designation (x) JSCE could Incur $1.00 of additional Indebtedness under the first paragraph of the 'Limitation on Indebtedness' covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of JSCE shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Any Subsidiary of JSCE may be designated as an Unrestricted Subsidiary (or not so designated) for purposes of the Indenture without regard to whether such Subsidiary is so designated (or not so designated) for purposes of any other agreement relating to Indebtedness of JSCE or any of its Subsidiaries.

     'Voting Stock' is defined to mean Capital Stock of any class or kind ordinarily having the power to vote for the election of directors.

     'Wholly Owned Subsidiary' is defined to mean, with respect to any Person, any Subsidiary of such Person if all of the Common Stock or other similar equity ownership interests (but not including Preferred Stock) in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

COVENANTS

LIMITATION ON INDEBTEDNESS

     Under the terms of the Indentures, JSCE shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness unless, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of JSCE would be greater than

(1) prior to July 1, 1994............................................................   1.50:1,
(2) after June 30, 1994 and prior to July 1, 1995....................................   1.75:1,
(3) after June 30, 1995..............................................................   2.00:1.


     Notwithstanding the foregoing, JSCE and any Restricted Subsidiary (except as expressly provided below) may Incur each and all of the following: (i) Indebtedness (A) of JSCE and CCA outstanding at any time in an aggregate principal amount not to exceed the amount of outstanding Indebtedness and unused commitments under the 1994 Credit Agreement on the Closing Date less any Indebtedness Incurred pursuant to clause (iii) below to refinance or refund the Junior Accrual Debentures, the Senior Subordinated Notes or the Subordinated Debentures (or, in the case of the 1993 Senior Note Indenture, Indebtedness (A) of JSCE and CCA outstanding at any time in an aggregate principal amount not to exceed the sum of (x) the amount of outstanding Indebtedness and unused commitments under the 1994 Credit Agreement on the Recapitalization Closing Date less any Indebtedness Incurred pursuant to clause (iii) below to refinance or refund the Junior Accrual Debentures, the Senior Subordinated Notes or the Subordinated Debentures and (y) the Indebtedness represented by the New Senior Notes), (B) of JSCE and CCA outstanding at any time in an aggregate principal amount not to exceed $275 million, (C) of JSC Enterprises, CCA Enterprises and Smurfit Newsprint under any Credit Agreement outstanding at any time in an aggregate principal amount not to exceed the amount of outstanding Indebtedness and unused commitments under the 1994 Credit Agreement on the Closing Date less, for purposes of determining cash borrowings under any Credit Agreement by JSC Enterprises, CCA Enterprises and Smurfit Newsprint, (1) any Indebtedness Incurred pursuant to clause (iii) below to refinance or refund the Junior Accrual Debentures, the Senior Subordinated Notes or the Subordinated Debentures and (2) the amount of Indebtedness Incurred under clause (i)(A) of this paragraph (or, in the case of the 1993 Senior Note Indenture, (C) of JSC Enterprises, CCA Enterprises and Smurfit Newsprint under any Credit Agreement),
(D) of Restricted Subsidiaries of JSCE (other than CCA) in an aggregate principal amount not to exceed $50 million at any one time outstanding, and (E) consisting of Guarantees by Restricted Subsidiaries of JSCE (other than CCA) of Indebtedness of JSCE and its

Restricted Subsidiaries under any Credit Agreement or any other Indebtedness of such Persons for borrowed money; provided that any such Restricted Subsidiary that Guarantees such Indebtedness under any Credit Agreement or any such other Indebtedness for borrowed money shall fully and unconditionally Guarantee the Senior Notes on a senior basis (to the same extent and for only so long as such Indebtedness under any Credit Agreement or such other Indebtedness for borrowed money is Guaranteed by such Restricted Subsidiary); provided further that (x) any such Guarantees of Indebtedness subordinated to the Senior Notes will be subordinated to such Subsidiary's Guarantee of the Senior Notes, if any, in a like manner and (y) for purposes of this covenant, a Guarantee by a Restricted Subsidiary shall not be deemed to exist, and Indebtedness shall not be deemed to have been Incurred by a Restricted Subsidiary, solely by reason of one or more security interests in assets of such Restricted Subsidiary having been granted pursuant to any Credit Agreement (or, in the case of the 1993 Senior Note Indenture, having been granted to any Person); (ii) Indebtedness (A) of JSCE to any of its Restricted Subsidiaries that is a Wholly Owned Subsidiary of JSCE, or of a Restricted Subsidiary to JSCE or to any other Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE, (B) of JSCE or any Restricted Subsidiary to Smurfit Newsprint or (C) of JSCE or any Restricted Subsidiary to any Foreign Subsidiary in an aggregate principal amount not to exceed $20 million at any one time outstanding; (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, outstanding Indebtedness of JSCE or any of its Restricted Subsidiaries, other than Indebtedness Incurred under clauses (i)(A), (B) or (D), (ii)(C), (vi) or (ix) of this paragraph and any refinancings thereof, in an amount (or, if such new Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged, refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness issued in exchange for, or the proceeds of which are used to refinance or refund, the Senior Notes or JSCE's Guarantee thereof or other Indebtedness of CCA or JSCE that is pari passu with, or subordinated in right of payment to, the Senior Notes or JSCE's Guarantee thereof, as the case may be (other than the Junior Accrual Debentures, Senior Subordinated Notes and the Subordinated Debentures), shall only be permitted under this clause (iii) if (A) in case the Indebtedness to be refinanced is subordinated in right of payment to the Senior Notes or JSCE's Guarantee thereof, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Senior Notes or JSCE's Guarantee thereof, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the Senior Notes or JSCE's Guarantee thereof, as the case may be, (B) in case the Senior Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with, or subordinated in right of payment to, the Senior Notes or JSCE's Guarantee thereof, such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to six months after the Stated Maturity of the Indebtedness to be refinanced (or, if earlier, six months after the Stated Maturity of the Senior Notes) and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced plus six months (or, if less, the remaining Average Life of the Senior Notes plus six months), and (C) if the Indebtedness to be refinanced is Indebtedness of JSCE or CCA, such new Indebtedness Incurred pursuant to this clause (iii) may not be Indebtedness of any Restricted Subsidiary of JSCE other than CCA; (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business,
(B) under Currency Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of JSCE or its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of JSC or any Restricted Subsidiary of JSCE pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of JSCE, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of JSCE for the purpose of financing such acquisition; (v) Indebtedness in respect of letters of credit and bankers' acceptances Incurred in the ordinary course of business consistent with past practice; (vi) Indebtedness of JSCE or

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
CCA in an aggregate amount not to exceed $100 million at any one time outstanding; provided that such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (A) is expressly made subordinate in right of payment to the Senior Notes or JSCE's Guarantee thereof, as the case may be, (B) provides that no required payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise shall be made by JSCE or CCA (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to an 'asset sale' or 'change of control' provision that is no more favorable (except with respect to any premium payable) to the holders of such Indebtedness than the provisions contained in the 'Limitation on Asset Sales' and 'Repurchase of Senior Notes upon Change of Control' covenants and such Indebtedness specifically provides that JSCE and CCA will not repurchase or redeem such Indebtedness pursuant to such provisions prior to CCA's repurchase of the Senior Notes required to be repurchased by CCA under the 'Limitation on Asset Sales' and 'Repurchase of Senior Notes upon Change of Control' covenants) at any time prior to the Stated Maturity of the Senior Notes and (C) after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, JSCE's Interest Coverage Ratio would be at least 1.25:1; (vii) Indebtedness of CCA or JSCE Incurred on or before December 1, 1994, the proceeds of which are used to pay cash interest on the Junior Accrual Debentures; (viii) Acquired Indebtedness, provided that, at the time of the Incurrence thereof, JSCE could Incur at least $1.00 of Indebtedness under the first paragraph of this 'Limitation on Indebtedness' covenant, and refinancings thereof; provided that such refinancing Indebtedness may not be Incurred by any Person other than JSCE, CCA or the Restricted Subsidiary that is the obligor on such Acquired Indebtedness; (ix) Indebtedness of JSCE or CCA Incurred to finance, directly or indirectly, capital expenditures of JSCE and its Restricted Subsidiaries in an aggregate principal amount not to exceed $75 million in each fiscal year of JSCE, and any refinancing of such Indebtedness (including pursuant to any Capitalized Lease); provided that the amount of Indebtedness which may be Incurred in any fiscal year of JSCE pursuant to this clause (ix) shall be increased by the amount of Indebtedness (other than refinancing Indebtedness) which could have been Incurred in the prior fiscal year (including by reason of this proviso) of JSCE pursuant to this clause (ix) but which was not so Incurred; and (x) Indebtedness represented by the obligations of JSCE or CCA to repurchase shares, or cancel or repurchase options to purchase shares, of JSC's, a JSC Parent's, JSCE's or CCA's Common Stock held by employees of JSC, JSCE or any of its Restricted Subsidiaries (or, in the case of the 1993 Senior Note Indenture, employees of JSCE and its Restricted Subsidiaries) as set forth in the agreements under which such employees purchase or hold shares of JSC's, a JSC Parent's, JSCE's or CCA's Common Stock, as such agreements may be amended; provided that such Indebtedness is subordinated to the Senior Notes and JSCE's Guarantee thereof, as the case may be, and that no payment of principal of such Indebtedness may be made while any Senior Notes are outstanding.


     In the case of the Series A Senior Note Indenture and the Series B Senior
Note Indenture, notwithstanding any other provision of this 'Limitation on Indebtedness' covenant, (i) the maximum amount of Indebtedness that JSCE or any Restricted Subsidiary may Incur pursuant to this 'Limitation on Indebtedness' covenant shall not be deemed to be exceeded due solely to fluctuations in the exchange rates of currencies, (ii) Indebtedness Incurred pursuant to the 1994 Credit Agreement on the Closing Date (and after repaying the Indebtedness to be repaid pursuant to the Recapitalization Plan (other than the Existing Subordinated Debt Refinancing) and without giving effect to any exercise of any overallotment option granted in connection with sales of JSC Common Stock pursuant to clause (ii) of the definition of 'Recapitalization Plan' and the application of any proceeds thereof), shall be treated as Incurred immediately after the Closing Date pursuant to clause (i)(A) or (i)(C), as the case may be, of the second paragraph of this 'Limitation on Indebtedness' covenant, (iii) for purposes of calculating the amount of Indebtedness outstanding at any time under clause (i) of the second paragraph of this 'Limitation on Indebtedness' covenant, no amount of Indebtedness of JSCE or any Restricted Subsidiary outstanding on the Closing Date, including the Senior Notes, shall be considered to be outstanding and (iv) neither JSCE nor CCA may Incur any Indebtedness that is expressly subordinated to any other Indebtedness of JSCE or CCA, as the case may be, unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to the Senior Notes or JSCE's Guarantee of the Senior Notes, as the case may be, at least to the extent that such Indebtedness is subordinated to such other Indebtedness; provided that the limitation in clause (iv) above shall not apply to distinctions between categories of unsubordinated Indebtedness which exist by reason of (a) any liens or other encumbrances arising or created in respect of some but not all unsubordinated Indebtedness, (b) intercreditor agreements between holders of different classes of unsubordinated Indebtedness or (c) different maturities or prepayment provisions.


     In the case of the 1993 Senior Note Indenture, notwithstanding any other provision of this 'Limitation on Indebtedness' convenant, (i) the maximum amount of Indebtedness that JSCE or any Restricted Subsidiary may Incur pursuant to this 'Limitation on Indebtedness' convenant shall not be deemed to be exceeded due solely to fluctuations in the exchange rates of currencies, (ii) Indebtedness Incurred pursuant to the 1994 Credit Agreement, or represented by the New Senior Notes, on the Recapitalization Closing Date (and after repaying the Indebtedness to be repaid pursuant to the Recapitalization Plan (other than the Existing Subordinated Debt Refinancing) and without giving effect to any exercise of any overallotment option granted in connection with sales of Common Stock of JSC pursuant to clause (ii) of the definition of 'Recapitalization Plan' and the application of any proceeds thereof) shall be treated as Incurred immediately after the Recapitalization Closing Date pursuant to clause (i)(A) of the second paragraph of this 'Limitation on Indebtedness' covenant, (iii) for purposes of calculating the amount of Indebtedness outstanding at any time under clauses (i)(B) and (i)(D) of the second paragraph of this 'Limitation on Indebtedness' covenant, no amount of Indebtedness of JSCE or any Restricted Subsidiary outstanding on the Closing Date shall be considered to be outstanding and (iv) neither JSCE nor CCA may Incur any Indebtedness that is expressly subordinated to any other Indebtedness of JSCE or CCA, as the case may be, unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to JSCE Guarantee of the 1993 Senior Notes or the New Senior Notes, as the case may be, at least to the extent that such Indebtedness is subordinated to such other Indebtedness; provided that the limitation in clause
(iv) above shall not apply to distinctions between categories of unsubordinated Indebtedness which exist by reason of (a) any liens or other encumbrances arising or created in respect of some but not all unsubordinated Indebtedness,
(b) intercreditor agreements between holders of different classes of unsubordinated Indebtedness or (c) different maturities or prepayment provisions.


     For purposes of determining any particular amount of Indebtedness under this 'Limitation on Indebtedness' covenant, (1) Indebtedness resulting from security interests granted with respect to Indebtedness of JSCE or any Restricted Subsidiary otherwise included in the determination of such particular amount, and Guarantees (and security interests in respect thereof) of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such particular amount shall not be included,
(2) any Liens granted pursuant to the equal and ratable provisions referred to in the first paragraph or clause (i) of the second paragraph of the 'Limitation on Liens' covenant shall not be treated as Indebtedness and (3) Indebtedness permitted under this 'Limitation of Indebtedness' covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by reference to one such provision and in part by reference to one or more other provisions of this covenant permitting such Indebtedness. For purposes of determining compliance with this 'Limitation on Indebtedness' covenant, (x) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, JSCE, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and (y) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP. (Section 3.03)

LIMITATION ON RESTRICTED PAYMENTS

     So long as any of the Senior Notes are outstanding, JSCE will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than JSCE or any Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of JSC, a JSC Parent, JSCE or CCA (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than JSCE or any Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other voluntary acquisition or retirement for value, of (1) Indebtedness of JSC or a JSC Parent, (2) Indebtedness of CCA that is subordinated in right of payment to the Senior Notes (other than the Senior Subordinated Notes, the Subordinated Debentures and the Junior Accrual Debentures) or (3) Indebtedness of JSCE that is subordinated in right of payment to JSCE's Guarantee of the Senior Notes (other than the Guarantees of JSCE with respect to the Senior Subordinated Notes, the Subordinated Debentures and the Junior Accrual Debentures), or (iv) make any Investment in any Unrestricted Subsidiary (such payments or any other actions described in clauses (i) through (iv) being collectively 'Restricted Payments') if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A) a Default or Event of Default shall have occurred and be continuing, (B) JSCE could not Incur at least $1.00 of Indebtedness under the first paragraph of the 'Limitation on Indebtedness' covenant or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of JSCE, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Indenture shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) of JSCE (determined by excluding income resulting from the transfers of assets received by JSCE or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the month immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date plus (2) the aggregate net proceeds (including the fair market value of noncash proceeds as determined in good faith by the Board of Directors of JSCE) received by JSCE or CCA from the issuance and sale permitted by the Indenture of the Capital Stock of JSCE or CCA (other than Redeemable Stock) to a Person who is not a Restricted Subsidiary of JSCE or an Unrestricted Subsidiary of JSCE, including an issuance or sale permitted by the Indenture for cash or other property upon the conversion of any Indebtedness of JSCE or CCA subsequent to the Closing Date, or from the issuance of any options, warrants or other rights to acquire Capital Stock of JSCE or CCA (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Senior Notes) plus all amounts contributed to the capital of JSCE by JSC plus (3) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries (other than such Investments made pursuant to clause (v) of the second paragraph of this 'Limitation on Restricted Payments' covenant) resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to JSCE or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of 'Investments'), not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by JSCE or any Restricted Subsidiary in such Unrestricted Subsidiary plus (4) $25 million.

     The foregoing provision shall not take into account, and shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of (A) Indebtedness of JSC or a JSC Parent, (B) Indebtedness of CCA that is subordinated in right of payment to the Senior Notes or (C) Indebtedness of JSCE that is subordinated in right of payment to JSCE's Guarantee of the Senior Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) or (vi) of the second paragraph of the 'Limitation on Indebtedness' covenant; (iii) the payment of dividends on the Capital Stock of JSCE or CCA, following any initial public offering of Capital Stock of JSC provided for in the Recapitalization Plan, of up to 6% per annum of the net proceeds received by JSCE or CCA, as the case may be, from JSC out of the proceeds of (a) such public offering and (b) the SIBV Investment (and, in the case of the 1993 Senior Note Indenture, (c) any other sale of Capital Stock of JSC, JSCE or CCA which is substantially concurrent

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with the public offering referred to in (a)) (net of underwriting discounts and commissions, if any, but without deducting other fees or expenses therefrom);
(iv) the repurchase, redemption or other acquisition of Capital Stock of JSC, a JSC Parent, JSCE or CCA in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of JSC, a JSC Parent, JSCE or CCA; (v) the making of Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $25 million in each fiscal year of JSCE; (vi) the acquisition of (A) Indebtedness of JSC or a JSC Parent, (B) Indebtedness of CCA which is subordinated in right of payment to the Senior Notes or (C) Indebtedness of JSCE that is subordinated in right of payment to JSCE's Guarantee of the Senior Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of JSC, a JSC Parent, JSCE or CCA (other than Redeemable Stock); (vii) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of JSCE or CCA; (viii) payments to JSC (A) in an aggregate amount not to exceed $2 million per annum to cover the reasonable expenses of JSC incurred in the ordinary course of business and (B) in an amount not to exceed the amount believed in good faith by the Board of Directors of JSCE or CCA, as the case may be, to be necessary or advisable for the payment of any liability of JSC, JSCE and CCA in connection with federal, state, local or foreign taxes; (ix) payments to JSC or any Restricted Subsidiary of JSCE in respect of Indebtedness of JSCE or any Restricted Subsidiary of JSCE owed to JSCE or another Restricted Subsidiary of JSCE; (x) distributions and payments required to be made pursuant to the Times Mirror Agreement or distributions or payments to JSC, to enable JSC to satisfy its payment obligations under the Times Mirror Agreement; (xi) payments to Persons who are no longer Employees (as defined in the 1992 Stock Option Plan) or the beneficiaries or estates of such Persons, as a result of the purchase by JSC of options issued pursuant to the 1992 Stock Option Plan (or Common Stock issued upon the exercise of such options) held by such Persons in accordance with the 1992 Stock Option Plan; provided that such payments do not exceed $4 million in any fiscal year; or payments or distributions to JSC to enable JSC to make any such payments; or (xii) the payment of pro rata dividends to holders of Capital Stock of Smurfit Newsprint; provided that, in the case of clauses (ii) through (vii), (xi) and (xii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. In connection with any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any security which is not Capital Stock but which is convertible into or exchangeable for Capital Stock (including options, warrants or other rights to purchase Capital Stock), such purchase, repurchase, redemption, defeasance or other acquisition or retirement shall be deemed covered by clause (iii) and not by clause (ii) of the first paragraph of this 'Limitation on Restricted Payments' covenant if the Board of Directors of JSCE makes a good faith determination that the value of the underlying Capital Stock, less any consideration payable by the holder of such security in connection with such conversion or exchange, is less than the value of the referenced security. Notwithstanding the foregoing, any amounts paid pursuant to clause (iii) of this second paragraph of this 'Limitation on Restricted Payments' covenant shall reduce the amount available for Restricted Payments under clause (C) of the first paragraph of this 'Limitation on Restricted Payments' covenant.

     Notwithstanding the foregoing, in the event of an issuance of Capital Stock of CCA or JSCE (or JSC or a JSC Parent to the extent that the proceeds therefrom are contributed to CCA) and (1) the repurchase, redemption or other acquisition of Capital Stock out of the proceeds of such issuance as permitted by clause
(iv) above, or (2) the acquisition of Indebtedness that is subordinated in right of payment to the Senior Notes, as permitted by clause (vi) above, then, in calculating whether the conditions of clause (C) of the first paragraph of this 'Limitation on Restricted Payments' covenant have been met with respect to any subsequent Restricted Payments, both the proceeds of such issuance and the application of such proceeds shall be included under clause (C) of the first paragraph of this 'Limitation on Restricted Payments' covenant. (Section 3.04)

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     So long as any of the Senior Notes are outstanding, JSCE will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (other than CCA) to

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(i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by JSCE or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to JSCE or any other Restricted Subsidiary, (iii) make loans or advances to JSCE or any other Restricted Subsidiary or (iv) transfer, subject to certain exceptions, any of its property or assets to JSCE or any other Restricted Subsidiary.

     The foregoing provision shall not restrict or prohibit any encumbrances or restrictions: (i) existing in any Credit Agreement, (ii) existing under the Senior Notes, the Senior Subordinated Notes, the Subordinated Debentures, the Junior Accrual Debentures, any indenture or agreement related to any of the foregoing or any agreements in effect on the Closing Date or in any Indebtedness containing any such encumbrance or restriction that is permitted pursuant to clause (v) below or in any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable taken as whole to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (iii) existing under any Receivables Program or any other agreement providing for the Incurrence of Indebtedness (or any exhibit, appendix or schedule to such agreement or other agreement executed as a condition to the execution of, funding under or pursuant to such agreement); provided that the encumbrances and restrictions in any such agreement are not materially less favorable taken as a whole to the Holders than those encumbrances and restrictions contained in any Credit Agreement as of the Closing Date (or the Recapitalization Closing Date); (iv) existing under or by reason of applicable law; (v) existing with respect to any Person or the property or assets of such Person acquired by JSCE or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (vi) in the case of clause (iv) of the first paragraph of this 'Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries' covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of JSCE or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business and that do not, individually or in the aggregate, detract from the value of property or assets of JSCE or any Restricted Subsidiary in any manner material to JSCE and its Restricted Subsidiaries taken as a whole; or (vii) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this 'Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries' covenant shall prevent JSCE or any Restricted Subsidiary from (1) entering into any agreement permitting or providing for the incurrence of Liens otherwise permitted in the 'Limitation on Liens' covenant or (2) restricting the sale or other disposition of property or assets of JSCE or any of its Subsidiaries that secure Indebtedness of JSCE or any of its Subsidiaries. (Section 3.05)

LIMITATION ON THE ISSUANCE OF CAPITAL STOCK OF JSCE AND RESTRICTED SUBSIDIARIES

     Under the terms of the Indentures, JSCE will not and will not permit any Restricted Subsidiary (other than CCA), directly or indirectly, to issue or sell any shares of its Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to JSCE or another Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE, (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary for purposes of the Indenture, (iii) if the Net Cash Proceeds from such issuance or sale are applied, to the extent required to be applied, pursuant to the 'Limitation on Asset Sales' covenant or if such issuance or sale does not constitute an 'Asset Sale,' (iv) issuances or sales to foreign nationals of shares of the Capital Stock of Foreign Subsidiaries, to the extent mandated by applicable foreign law, or (v) issuances or sales of Capital Stock by JSCE to JSC. (Section 3.06)

LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

     Under the terms of the Indentures, JSCE will not, and will not permit any Restricted Subsidiary of JSCE to, directly or indirectly, enter into, renew or extend any transaction (including, without

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
limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of JSC or with any Affiliate of JSCE, except upon fair and reasonable terms no less favorable to JSCE or such Restricted Subsidiary of JSCE than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to: (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which JSCE or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized accounting firm stating that the transaction is fair or, in the case of an opinion of a nationally recognized accounting firm, reasonable or fair to JSCE or such Restricted Subsidiary from a financial point of view; (ii) any transaction among JSCE and any Restricted Subsidiaries or among Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of JSCE or any Restricted Subsidiary who are not employees of JSCE or any Restricted Subsidiary; (iv) any payments or other transactions pursuant to any tax-sharing agreement between JSCE, CCA and JSC or any other Person with which JSCE is required or permitted to file a consolidated tax return or with which JSCE is or could be part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited by the 'Limitation on Restricted Payments' covenant; (vi) the provisions of management, financial and operational services by JSCE and its Subsidiaries to Affiliates of JSCE in which JSCE or its Subsidiaries have Investments and the payment of compensation for such services; provided, that the Board of Directors of JSCE has determined that the provision of such services is in the best interests of JSCE and its Subsidiaries; (vii) any transaction required by the Times Mirror Agreement; or
(viii) any transaction contemplated by the terms of the Recapitalization Plan. (Section 3.07)

LIMITATION ON LIENS

     Under the terms of the Indentures, JSCE will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any Principal Property, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Senior Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien for so long as such Lien affects such Principal Property, shares of Capital Stock or Indebtedness unless, after giving effect thereto, the aggregate amount of any Indebtedness so secured, plus, the Attributable Indebtedness for all sale-leaseback transactions restricted as described in the 'Limitation on Sale-Leaseback Transactions' covenant, does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

     The foregoing limitation does not apply to, and any computation of secured Indebtedness under such limitation shall exclude: (i) Liens securing obligations under (A) any Credit Agreement and (B) any Receivables Programs (and, in the case of the 1993 Senior Note Indenture, (C) the Secured Notes for so long as they remain outstanding); (ii) other Liens existing on the Closing Date; (iii) Liens securing Indebtedness of Restricted Subsidiaries (other than Acquired Indebtedness and refinancings thereof); (iv) Liens securing Indebtedness Incurred under clause (iv) or (v) of the second paragraph of the 'Limitation on Indebtedness' covenant; (v) Liens granted in connection with the extension, renewal or refinancing, in whole or in part, of any Indebtedness described in clauses (i) through (iv) above; provided that with respect to clauses (ii) and
(iii) the amount of Indebtedness secured by such Lien is not increased thereby; and provided further that the extension, renewal or refinancing of Indebtedness of JSCE may not be secured by Liens on assets of any Restricted Subsidiary (other than CCA) other than to the extent the Indebtedness being extended, renewed or refinanced was at any time previously secured by Liens on assets of such Restricted Subsidiary; (vi) Liens with respect to Acquired Indebtedness permitted under clause (viii) of the second paragraph of the 'Limitation on Indebtedness' covenant and permitted refinancings thereof; provided that such Liens do not extend to or cover any property or assets of JSCE or any Subsidiary of JSCE other than the property or assets of the Subsidiary acquired; (vii) Liens securing the Senior Subordinated Notes, the Subordinated Debentures, the Junior Accrual Debentures or the other Senior Notes, in each case to the extent required to be

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incurred pursuant to the terms of the indentures governing such Indebtedness; or
(viii) Permitted Liens. (Section 3.08)

LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     Under the terms of the Indentures, JSCE will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Indebtedness with respect to such transactions, plus all Indebtedness secured by Liens on Principal Properties (excluding secured Indebtedness that is excluded as described in the 'Limitation on Liens' covenant), does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

     The foregoing restriction does not apply to, and any computation of Attributable Indebtedness under such limitation shall exclude, any sale-leaseback transaction if: (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the sale or transfer of the Principal Property is entered into prior to, at the time of, or within 12 months after the later of the acquisition of the Principal Property or the completion of construction thereof; (iii) the lease secures or relates to industrial revenue or pollution control bonds; (iv) the transaction is between JSCE and any Restricted Subsidiary or between Restricted Subsidiaries; or (v) JSCE or such Restricted Subsidiary, within 12 months after the sale of any Principal Property is completed, applies an amount not less than the net proceeds received from such sale to the retirement of unsubordinated Indebtedness, to Indebtedness of a Restricted Subsidiary (other than CCA) or to the purchase of other property that will constitute Principal Property or improvements thereto. (Section 3.09)

LIMITATION ON ASSET SALES

     Under the terms of the Indentures, in the event and to the extent that the Net Cash Proceeds received by JSC, JSCE or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (other than Asset Sales by JSC, JSCE or any Restricted Subsidiary to JSCE or another Restricted Subsidiary) exceed 10% of Adjusted Consolidated Net Tangible Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of JSCE has been prepared), then JSCE shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months (or, in the case of Asset Sales of plants or facilities, 24 months) after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a balance sheet of JSCE and its Subsidiaries has been prepared) (A) apply an amount equal to such excess Net Cash Proceeds to repay unsubordinated Indebtedness of CCA or JSCE, make a dividend or distribution to JSCE for application by JSCE to repay unsubordinated Indebtedness of JSCE, or repay Indebtedness of any Restricted Subsidiary of JSCE, in each case owing to a Person other than JSCE or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets of a nature or type or which will be used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, JSCE and its Restricted Subsidiaries existing on the date of such Investment (as determined in good faith by the Board of Directors of JSCE, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of such 12-month period or 24-month period, as the case may be, referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this 'Limitation on Asset Sales' covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period or 24-month period, as the case may be, as set forth in clause
(A) or (B) of the preceding sentence and neither applied nor committed to be applied as set forth above by the end of such period shall constitute 'Excess Proceeds.'

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, CCA must, not later than the fifteenth Business Day of such month, make an offer (an 'Excess Proceeds Offer') to purchase from the Holders of the Senior Notes on a pro rata basis an aggregate principal amount of Senior Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101%

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
of the principal amount of such Senior Notes, plus, in each case, accrued interest (if any) to the date of purchase (the 'Excess Proceeds Payment').

     Notwithstanding the foregoing, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States of America, the portion of such Net Cash Proceeds so affected will not be required to be applied pursuant to this 'Limitation on Asset Sales' covenant but may be retained for so long, but only for so long, as the applicable local law will not permit repatriation to the United States of America (under the Indenture JSCE will agree to promptly take or cause the relevant Restricted Subsidiary to promptly take all reasonable actions required by the applicable local law and within JSCE's control to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this 'Limitation on Asset Sales' covenant as if such Asset Sale had occurred on the date of repatriation; and (ii) to the extent that the Board of Directors of JSCE has determined in good faith that repatriation of any or all of the Net Cash Proceeds would have an adverse tax or other consequence to JSCE, the Net Cash Proceeds so affected may be retained outside the United States of America for so long as such adverse tax or other consequence would continue.

     CCA shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each Holder stating: (i) that the Excess Proceeds Offer is being made pursuant to this 'Limitation on Asset Sales' covenant and that all Senior Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the 'Excess Proceeds Payment Date'); (iii) that any Senior Note not tendered will continue to accrue interest; (iv) that, unless CCA defaults in the payment of the Excess Proceeds Payment, any Senior Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Excess Proceeds Payment Date; (v) that Holders electing to have a Senior Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Senior Note together with the form entitled 'Option of the Holder to Elect Purchase' on the reverse side of the Senior Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Senior Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Senior Notes purchased; and (vii) that Holders whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered; provided that each Senior Note purchased and each new Senior Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

     On the Excess Proceeds Payment Date, CCA shall (i) accept for payment on a pro rata basis Senior Notes or portions thereof tendered pursuant to the Excess Proceeds Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the relevant Trustee all Senior Notes or portions thereof so accepted together with an Officers' Certificate specifying the Senior Notes or portions thereof accepted for payment by CCA. The Paying Agent shall promptly mail to the Holders of Senior Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered; provided that each Senior Notes purchased and each new Senior Notes issued shall be in an original principal amount of $1,000 or integral multiples thereof. CCA will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this 'Limitation on Asset Sales' covenant, the Trustee shall act as the Paying Agent.

     CCA will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by CCA under this 'Limitation on Asset Sales' covenant and CCA is

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
required to repurchase Senior Notes as described above and CCA may modify any of the foregoing provisions of this 'Limitation on Asset Sales' covenant to the extent it is advised by independent counsel that such modification is necessary or appropriate in order to ensure such compliance. (Section 3.10)

REPURCHASE OF SENIOR NOTES UPON CHANGE OF CONTROL

     (a) In the event of a Change of Control, each Holder shall have the right to require the repurchase of its Senior Notes by CCA in cash pursuant to the offer described below (the 'Change of Control Offer') at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase (the 'Change of Control Payment'). Prior to the mailing of the notice to Holders provided for in the succeeding paragraph, but in any event within 30 days following any Change of Control, CCA covenants to (i) (A) repay in full all unsubordinated Indebtedness of CCA or make a dividend or distribution to JSCE for application by JSCE to repay in full all unsubordinated Indebtedness of JSCE or (B) offer to repay in full all such unsubordinated Indebtedness of either JSCE or CCA and to repay such unsubordinated Indebtedness of each holder of such unsubordinated Indebtedness who has accepted such offer or (ii) obtain the requisite consents, if any, under the instruments governing any such unsubordinated Indebtedness of JSCE or CCA to permit the repurchase of the Senior Notes as provided for in the succeeding paragraph. CCA shall first comply with the covenant in the preceding sentence before it shall be required to repurchase Senior Notes pursuant to this 'Repurchase of Senior Notes upon Change of Control' covenant.

     (b) Within 30 days of the Change of Control, CCA shall mail a notice to the Trustee and each Holder stating: (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this 'Repurchase of Senior Notes upon Change of Control' covenant and that all Senior Notes validly tendered will be accepted for payment; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the 'Change of Control Payment Date'); (iii) that any Senior Notes not tendered will continue to accrue interest; (iv) that, unless CCA defaults in the payment of the Change of Control Payment, any Senior Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
(v) that Holders electing to have any Senior Notes or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such Senior Notes, together with the form entitled 'Option of the Holder to Elect Purchase' on the reverse side of such Senior Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Senior Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Senior Notes purchased; and
(vii) that Holders whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered; provided that each Senior Note purchased and each new Senior Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

     (c) On the Change of Control Payment Date, CCA shall: (i) accept for payment Senior Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Senior Notes or portions thereof so accepted together with an Officers' Certificate specifying the Senior Notes or portions thereof accepted for payment by CCA. The Paying Agent shall promptly mail, to the Holders of Senior Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Senior Notes equal in principal amount to any unpurchased portion of the Senior Notes surrendered; provided that each Senior Notes purchased and each new Senior Note issued shall be in an original principal amount of $1,000 or integral multiples thereof. CCA will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of

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
Control Payment Date. For purposes of this 'Repurchase of Senior Notes upon Change of Control' covenant, the Trustee shall act as Paying Agent.

     (d) CCA will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs under this 'Repurchase of Senior Notes upon Change of Control' covenant and CCA is required to repurchase Senior Notes as described above and CCA may modify any of the foregoing provisions of this 'Repurchase of Senior Notes upon Change of Control' covenant to the extent it is advised by independent counsel that such modification is necessary or appropriate in order to ensure such compliance. (Section 3.18)

     If CCA is unable to repay all of its unsubordinated Indebtedness and is also unable to obtain the consents of its unsubordinated creditors (and/or of the holders of other Indebtedness, if any, of CCA or JSCE outstanding at the time of a Change of Control whose consent would be so required) to permit the repurchase of Senior Notes either pursuant to clause (i)(B) or clause (ii) of the first paragraph of the foregoing covenant, then CCA will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to CCA by the Trustee or the holders of at least 25% in aggregate principal amount of the Senior Notes outstanding. See ' -- Events of Default.' In addition, the failure by CCA to repurchase Senior Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements. JSCE has guaranteed all payments due on the Senior Notes, including those due by reason of the acceleration thereof following the occurrence of an Event of Default. This obligation of JSCE is not subject to any waiting period or notice requirement once such an acceleration has occurred; as discussed above, however, in certain circumstances there are notice and waiting period requirements that must be satisfied before CCA's breach of the above covenant constitutes an Event of Default.

     There can be no assurances that CCA (or JSCE) will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of the Senior Notes) required by the foregoing covenant and similar provisions contained in the Senior Subordinated Notes, the Subordinated Debentures, the Junior Accrual Debentures, any Credit Agreement and the Secured Notes (as well as in any other indebtedness which might be outstanding at the time). Although there is some variation in the definition of 'Change of Control' among such different classes of debt, there is substantial overlap. In any event, the above covenant requiring CCA to repurchase the Senior Notes will, unless the consents referred to above are obtained, require CCA and JSCE to offer to repay or repay all indebtedness outstanding under any Credit Agreement and the Secured Notes, and any other indebtedness then outstanding which by its terms prohibits such repurchases of the Senior Notes, either prior to or concurrently with such repurchases.

EVENTS OF DEFAULT

     The following events will be defined as 'Events of Default' in the
Indenture: (a) CCA defaults in the payment of principal of (or premium, if any, on) any Senior Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) CCA defaults in the payment of interest on any Senior Notes when the same becomes due and payable, and such default continues for a period of 30 days; (c) JSCE or CCA defaults in the performance of or breaches any other covenant or agreement of JSCE or CCA in the Indenture or under the Senior Notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Series A Senior Notes and the Series B Senior Notes then outstanding taken together as one class or, in the case of any such default or breach under only one Indenture, 25% or more in aggregate principal amount of the Series A Senior Notes or the Series B Senior Notes, as the case may be, then outstanding, or, in the case of the 1993 Senior Notes, written notice by the Trustee or Holders of 25% or more in the aggregate principal amount of the 1993 Senior Notes; (d) there occurs with respect to any issue or issues of Indebtedness of JSCE, CCA and/or one or more of their Significant Subsidiaries having an outstanding principal amount of $50 million or more individually or $100 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such

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
Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; (e) any final judgment or order (not covered by insurance) for the payment of money in excess of $50 million individually or $100 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against JSCE, CCA or any of their Significant Subsidiaries and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order in excess of $50 million individually or that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $100 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (f) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of JSCE, CCA or any of their Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of JSCE, CCA or any of their Significant Subsidiaries or for all or substantially all of the property and assets of JSCE, CCA or any of their Significant Subsidiaries or (iii) the winding up or liquidation of the affairs of JSCE, CCA or any of their Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (g) JSCE, CCA or any of their Significant Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of JSCE, CCA or any of their Significant Subsidiaries or for all or substantially all of the property and assets of JSCE, CCA or any of their Significant Subsidiaries or (iii) effects any general assignment for the benefit of creditors; (h) JSCE, CCA and/or one or more of their Significant Subsidiaries fails to make (i) at the final (but not any interim) fixed maturity of any issue of Indebtedness a principal payment of $50 million or more or (ii) at the final (but not any interim) fixed maturity of more than one issue of such Indebtedness principal payments aggregating $100 million or more and, in the case of clause
(i), such defaulted payment shall not have been made, waived or extended within 30 days of the payment default and, in the case of clause (ii), all such defaulted payments shall not have been made, waived or extended within 30 days of the payment default that causes the amount described in clause (ii) to exceed $100 million; or (i) the non-payment of any two or more items of Indebtedness of JSCE, CCA and/or one or more of their Significant Subsidiaries that would constitute at the time of such nonpayments, but for the individual amounts of such Indebtedness, an Event of Default under clause (d) or clause (h) above, or both, and which items of Indebtedness aggregate $100 million or more. (Section 5.01)

     If an Event of Default (other than an Event of Default specified in clause
(f) or (g) above that occurs with respect to JSCE or CCA) occurs and is continuing under both the Series A Senior Note Indenture and the Series B Senior
Note Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Series A Senior Notes and Series B Senior Notes then outstanding taken together as one class or, in the case of any such Event of Default which occurs and is continuing under only one Indenture, 25% in aggregate principal amount of the Series A Senior Notes or the Series B Senior Notes, as the case may be, then outstanding, by written notice to CCA (and to the Trustee if such notice is given by the Holders) (or, in the case of the 1993 Senior Note Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the 1993 Senior Notes, then outstanding, by written notice to CCA (and to the Trustee if such notice is given by the Holders)) (the 'Acceleration Notice'), may, and the Trustee at the request of the Holders shall, declare the entire unpaid principal of, premium, if any, and accrued interest on the Senior Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d), (h) or (i) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d), (h) or (i) shall be remedied, cured by JSCE or CCA or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (f) or (g) above occurs with respect to JSCE or CCA, all unpaid principal of, premium, if any, and accrued interest on the Senior Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Series A Senior Notes and Series B Senior Notes taken together as one class (or, in the case of any default under the respective Indenture relating to the Series A Senior Notes or the Series B Senior Notes, then a majority in principal amount of the outstanding Series A Senior Notes or Series B Senior Notes, as the case may be) (or, in the case of the 1993 Senior Note Indenture, the Holders of at least a majority in aggregate principal amount of the 1993 Senior Notes then outstanding), by written notice to JSCE, CCA and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Senior Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. (Section 5.02) For information as to the waiver of defaults, see
' -- Modification and Waiver.'

     As a result of the foregoing voting provisions relating to Events of Default under the Series B Senior Note Indenture, Holders of Series B Senior Notes even if acting unanimously may not be able to (i) declare a default under the Series B Senior Note Indenture following a default in the performance of or any breach of covenants or agreements of JSCE or CCA as set forth in clause (c) above, or (ii) request acceleration of the principal of, premium, if any, and accrued interest on, the Series B Senior Notes if an Event of Default occurs.

     The Holders of at least a majority in aggregate principal amount of the outstanding Senior Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Senior Notes not joining in the giving of such direction. (Section 5.05) A Holder may not pursue any remedy with respect to the Indenture or the Senior Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Senior Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Senior Notes do not give the Trustee a direction that is inconsistent with the request. (Section 5.06) However, such limitations do not apply to the right of any Holder of a Senior Note to receive payment of the principal of, premium, if any, or interest on, such Senior Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Senior Notes which right shall not be impaired or affected without the consent of the Holder. (Section 5.07) For purposes of the foregoing paragraph, actions that may be taken by Holders of at least a majority or 25% in aggregate principal amount of the outstanding Senior Notes may only be taken by Holders of at least a majority or 25% (as the case may be) in aggregate principal amount of the Series A Senior Notes and the Series B Senior Notes taken together as one class or, in the case of any remedy which relates solely to one Indenture or one class of Senior Notes, by Holders of at least a majority or 25% (as the case may be) in aggregate principal amount of the Series A Senior Notes, the Series B Senior Notes or the 1993 Senior Notes as the case may be. (Sections 5.04, 5.05 and 5.06)

     The Indentures require certain officers of JSCE and CCA to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of JSCE and CCA and their Subsidiaries and JSCE's and CCA's and their Subsidiaries' performance under the Indenture and that JSCE and CCA have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. JSCE and CCA will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture. (Section 3.15)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Neither JSCE nor CCA shall consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an

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
entirety in one transaction or a series of related transactions) to, any Person (other than a Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE with a positive net worth; provided that, in connection with any merger of JSCE or CCA with a Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE, no consideration (other than common stock in the surviving Person, JSCE or CCA) shall be issued or distributed to the stockholders of JSCE) unless: (i) JSCE or CCA shall be the continuing Person, or the Person (if other than JSCE or CCA) formed by such consolidation or into which JSCE or CCA is merged or that acquired or leased such property and assets of JSCE or CCA shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of JSCE or CCA, as the case may be, on all of the Senior Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Interest Coverage Ratio of the continuing Person continuing as, or becoming the successor, obligor on the Senior Notes or the Guarantee is at least 1:1, or, if less, equal to the Interest Coverage Ratio of JSCE or CCA, as the case may be, immediately prior to such transaction; provided that, if the Interest Coverage Ratio of JSCE or CCA, as the case may be, before giving effect to such transaction is within the range set forth in column (A) below, then the pro forma Interest Coverage Ratio of the continuing Person becoming the successor obligor of the Senior Notes shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Interest Coverage Ratio of JSCE or CCA, as the case may be, prior to such transaction and (2) the ratio set forth in column (C) below:

                                      (A)                                          (B)     (C)
--------------------------------------------------------------------------------   ---    ------
1.11:1 to 1.99:1................................................................   90%     1.5:1
2.00:1 to 2.99:1................................................................   80%     2.1:1
3.00:1 to 3.99:1................................................................   70%     2.4:1
4.00:1 or more..................................................................   60%     2.5:1

and provided further that, if the pro forma Interest Coverage Ratio of JSCE, CCA or any Person becoming the successor obligor of the Senior Notes, as the case may be, is 3:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of this clause (iii); (iv) immediately after giving effect to such transaction on a pro forma basis, JSCE, CCA or any Person becoming the successor obligor of the Senior Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of JSCE or CCA, as the case may be, immediately prior to such transaction; and (v) JSCE or CCA, as the case may be, delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with (in no event, however, shall such Opinion of Counsel cover financial ratios, the solvency of any Person or any other financial or statistical data or information); provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of JSCE or CCA, as the case may be, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of JSCE or CCA, as the case may be; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

     JSCE shall be released from all of its obligations under its Guarantee of the Senior Notes and the Indenture if the purchaser of Capital Stock of CCA having a majority of the voting rights thereunder, or the parent of CCA (other than JSCE) following a consolidation or merger of CCA, satisfies the requirements of clauses (iii) and (iv) of the preceding sentence with respect to JSCE.

     Notwithstanding the foregoing, nothing in clause (ii), (iii), (iv) or (v) above shall prevent the occurrence of (i) a merger or consolidation of JSCE and CCA, or either of their respective successors, (ii) the sale of all or substantially all of the assets of CCA to JSCE, (iii) the sale of all or substantially all of the assets of JSCE to CCA or (iv) the assumption by JSCE of the Indebtedness represented by the Senior Notes. (Section 4.01)

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
     In the event (i) JSCE merges into CCA and (ii) in connection therewith a direct or indirect Wholly Owned Subsidiary of JSC ('Interco'), of which CCA is at such time a direct or indirect Wholly Owned Subsidiary, (x) guarantees the obligations of CCA on the Senior Notes on the same terms and to the same extent as JSCE had guaranteed such obligations prior to the aforesaid merger, and (y) assumes all obligations of JSCE set forth in the Indenture (without giving effect to the effect of the aforesaid merger on such obligations) (collectively, the 'Substitution Transaction') then, notwithstanding anything to the contrary in the Indenture, upon delivery of an Officers' Certificate to the effect that the foregoing has occurred and the execution and delivery by CCA and Interco of a supplemental indenture evidencing such merger and guarantee and assumption, and without regard to the requirements set forth in clauses (i) through (v) of the first paragraph under 'Consolidation, Merger and Sale of Assets', (a) all references in the Indenture to 'CCA' shall continue to refer to CCA, as the survivor in such merger, (b) all references to 'JSCE' and to 'JSCE's guarantee' shall refer to Interco and to Interco's guarantee contemplated by clause (ii) above, respectively; and (c) no breach or default under the Indenture shall be deemed to have occurred solely by reason of the Substitution Transaction. (Section 4.03)

DEFEASANCE

     Defeasance and Discharge. The Indentures provide that JSCE and CCA will be deemed to have paid and will be discharged from any and all obligations in respect of the Senior Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Senior Notes or JSCE's Guarantee of the Senior Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Senior Notes, to replace stolen, lost or mutilated Senior Notes to maintain paying agencies and to hold monies for payment in trust) if, among other things,
(A) CCA has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the outstanding Senior Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Senior Notes (B) JSCE or CCA has delivered to the Trustee (i) either an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of CCA's exercise of its option under this 'Defeasance' provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be accompanied by a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the Indenture such that a ruling is no longer required or a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15.6-A of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which JSCE or CCA is a party or by which JSCE or CCA is bound, and
(D) if at such time the Senior Notes are listed on a national securities exchange, CCA has delivered to the Trustee an Opinion of Counsel to the effect that the Senior Notes will not be delisted as a result of such deposit, defeasance and discharge. (Section 7.02)

     Defeasance of Certain Covenants and Certain Events of Default. The Indentures further provide that the provisions of the Indentures will no longer be in effect with respect to clauses (iii) and (iv) under 'Consolidation, Merger and Sale of Assets' and all the covenants described herein under 'Covenants,' clause (c) under 'Events of Default with respect to such covenants and clauses
(iii) and (iv) under 'Consolidation, Merger and Sale of Assets,' and clauses
(d), (e), (h) and (i) under 'Events of Default' shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest

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
and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the outstanding Senior Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Senior Notes, the satisfaction of the provisions described in clauses (B)(ii), (C), and (D) of the preceding paragraph and the delivery by CCA to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. (Section 7.03)

     Defeasance and Certain Other Events of Default. In the event CCA exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Senior Notes as described in the immediately preceding paragraph and the Senior Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Senior Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Senior Notes at the time of the acceleration resulting from such Event of Default. However, CCA will remain liable for such payments and JSCE's Guarantee with respect to such payments will remain in effect.


     The 1998 Credit Agreement contains a covenant prohibiting defeasance of the Senior Notes.


MODIFICATION AND WAIVER

     Modifications and amendments of the Indentures may be made by JSCE, CCA and the Trustee with (x) in the case of the 1993 Senior Notes, the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding 1993 Senior Notes, and (y) in the case of the Series A Senior Notes and the Series B Senior Notes, the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Series A Senior Notes and Series B Senior Notes taken together as one class or, in the case of any such modification or amendment which affects only one class of Senior Notes, a majority in aggregate principal amount of the outstanding Series A Senior Notes or Series B Senior Notes, as the case may be, provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Senior Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Senior Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Senior Note, (v) reduce the above-stated percentage of outstanding Senior Notes, the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Senior Notes, (vii) reduce the percentage of aggregate principal amount of outstanding Senior Notes, the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (or, in the case of the Series A and Series B Senior Notes, (viii) release JSCE from its Guarantee of the Senior Notes). The provisions requiring the consent or approval of specified percentages of Holders of either class of the Series A and Series B Senior Notes or both classes of the Series A and Series B Senior Notes jointly cannot be modified or amended without the consent of a majority in aggregate principal amount of the Holders of such class of the Series A and Series B Senior Notes or such two classes of the Series A and Series B Senior Notes jointly, as the case may be. (Section 8.02)

     To the extent that modifications and amendments of the Indenture may be made with the consent of a majority in aggregate principal amount of the outstanding Series A Senior Notes and Series B Senior Notes taken together as one class, modifications and amendments of the Series B Senior Note Indenture could be made without the consent of any Holder of Series B Senior Notes.


     The 1998 Credit Agreement contains a covenant prohibiting JSCE or CCA from consenting to any modification of the Indenture or waiver of any provision thereof without the consent of a specified percentage of the lenders under the 1998 Credit Agreement.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Indentures provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the Senior Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of JSCE or CCA in the Indentures, or in any of the Senior Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of JSCE or CCA or of any successor Person thereof. Each Holder, by accepting the Senior Notes, waives and releases all such liability. (Section 9.09)

CONCERNING THE TRUSTEE

     The Indentures provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in each such Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 6.01)

     The Indentures and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of CCA or JSCE, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                       MARKET-MAKING ACTIVITIES OF MS&Co.

     This Prospectus is to be used by MS&Co. in connection with offers and sales of the Senior Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. MS&Co. may act as principal or agent in such transactions. MS&Co. has no obligation to make a market for the Senior Notes and may discontinue or suspend its market-making activities at any time without notice.

     MS&Co. acted as underwriter in connection with the original offering of the Senior Notes and received an underwriting discount of $23 million in connection therewith.


     As of March 31, 1998, affiliates of MS&Co. owned approximately 28.7% of the outstanding shares of JSC Common Stock. Leigh J. Abramson, Alan E. Goldberg, Michael C. Hoffman, Michael M. Janson and G. Thompson Hutton, directors of JSC, JSCE and JSC(U.S.), are designees of MSLEF II. For further information regarding the involvement of affiliates of MS&Co. in the management of the Company and their equity ownership, see 'Risk Factors -- Control by Principal Stockholders' and JSCE's Annual Report on Form 10-K.


                                 LEGAL MATTERS

     The validity of the Senior Notes and the guarantees thereof have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    EXPERTS


     The consolidated financial statements of JSCE appearing in JSCE's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference into this Prospectus and the Registration Statements of which this Prospectus forms a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     [Logo]

                      JEFFERSON SMURFIT CORPORATION (U.S.)
                                   JSCE, INC.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all fees and expenses paid by CCA in connection with the original offerings of the securities being registered hereby, other than underwriting discounts and commissions. All of such expenses, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fees, have been estimated.

                                              EXPENSES                                                   AMOUNT
----------------------------------------------------------------------------------------------------   ----------
Securities and Exchange Commission registration fee.................................................   $  363,147
National Association of Securities Dealers, Inc. filing fee.........................................       61,000
Blue Sky fees and expenses..........................................................................       55,000
Printing and engraving expenses.....................................................................      825,000
Legal fees and expenses.............................................................................    1,300,000
Accounting fees and expenses........................................................................      450,000
Miscellaneous.......................................................................................       27,603
                                                                                                       ----------
          Total.....................................................................................   $3,081,750
                                                                                                       ----------
                                                                                                       ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The By-Laws of the Co-Registrants provide the Co-Registrants with the authority to indemnify their directors, officers, employees and agents to the full extent allowed by Delaware law. JSC maintains an insurance policy which provides directors and officers of the Co-Registrants with coverage in connection with certain events. In addition, the Co-Registrants have indemnified SIBV and MSLEF II and certain related parties with respect to certain matters relating to their business, pursuant to the Second Amended and Restated Organization Agreement among such parties.

     See Item 17 for the Co-Registrants' undertaking with respect to indemnification.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

          1.1(a)*     Underwriting Agreement relating to the Series A and Series B Senior Notes, previously filed as Exhibit 1.1 to the Company's Registration Statement on Form S-2 (No. 33-52383).
          1.1(b)*     Underwriting Agreement relating to the 1993 Senior Notes, previously filed as Exhibit 1.1 to the Company's Registration Statement on Form S-2 (No. 33-58348).
          1.2*        Agreements, dated April 4, 1994, between JSC(U.S.) and A.G. Edwards & Sons, Inc., the qualified independent underwriter.
          3.1*        Restated Certificate of Incorporation of JSC(U.S.).
          3.2*        Certificate of Incorporation of JSCE.
          3.3*        By-laws of JSC(U.S.).
          3.4*        By-laws of JSCE.
          4.1         Indenture for the Series A Senior Notes (incorporated by reference to Exhibit 4.1 to JSC's
                      Quarterly report on Form 10-Q for the quarter ended March 31, 1994).
          4.2         Indenture for the Series B Senior Notes (incorporated by reference to Exhibit 4.2 to JSC's
                      Quarterly report on Form 10-Q for the quarter ended March 31, 1994).
          4.3         Indenture for the 1993 Senior Notes (incorporated by reference to Exhibit 4.4 to JSC's
                      Registration Statement on Form S-1 (File No. 33-75520)).
          4.4         First Supplemental Indenture to the 1993 Senior Note Indenture (incorporated by reference to Exhibit 4.5 to JSC's Registration Statement on Form S-1 (File No. 33-75520)).
          4.5*        Second Supplemental Indenture to the 1993 Senior Note Indenture.
          5.1(a)*     Opinion of Skadden, Arps, Slate, Meagher & Flom relating to the Series A and Series B
                      Senior Notes, previously filed as Exhibit 5.1 to the Company's Registration Statement on
                      Form S-2 (No. 33-52383).

          5.1(b)*     Opinion of Skadden, Arps, Slate, Meagher & Flom relating to the 1993 Senior Notes, previously filed as Exhibit 5.1 to the Company's Registration Statement on Form S-2 (No.
                      33-58348).
         10.1         Second Amended and Restated Organization Agreement, dated as of August 26, 1992, among Old
                      JSC(U.S.), CCA, MSLEF II, Inc., SIBV, JSC and MSLEF II (incorporated by reference to
                      Exhibit 10.1(d) to Old JSC(U.S.)/CCA's Quarterly report on Form 10-Q for the quarter ended
                      September 30, 1992).
         10.2(a)      Stockholders Agreement among JSC, SIBV, MSLEF II and certain related entities
                      (incorporated by reference to Exhibit 10.2 to JSC's Quarterly report on Form 10-Q for the quarter ended March 31, 1994).
         10.2(b)      First Amendment to Stockholders Agreement, dated as of January 13, 1997, among JSC, SIBV,
                      MSLEF II and certain related entities (incorporated by reference to Exhibit 10.2(b) to
                      JSC's Annual report on Form 10-K for the fiscal year ended December 31, 1996).
         10.3         Registration Rights Agreement among JSC, MSLEF II and SIBV (incorporated by reference to
                      Exhibit 10.3 to JSC's Quarterly report on Form 10-Q for the quarter ended March 31, 1994).
         10.4         Subscription Agreement among JSC, Old JSC(U.S.) and SIBV (incorporated by reference to
                      Exhibit 10.4 to JSC's Quarterly report on Form 10-Q for the quarter ended March 31, 1994).
         10.5(a)      Restated Newsprint Agreement, dated January 1, 1990, by and between SNC and The Times
                      Mirror Company (incorporated by reference to Exhibit 10.39 to Old JSC(U.S.)'s Annual report on Form 10-K for the fiscal year ended December 31, 1990). Portions of this exhibit have been excluded pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as
                      amended.
         10.5(b)      Amendment No. 1 to the Restated Newsprint Agreement (incorporated by reference to Exhibit
                      10.6(b) to JSC's Registration Statement on Form S-1 (File No. 33-75520)).
         10.6(a)      Operating Agreement, dated as of April 30, 1992, by and between Old JSC(U.S.)/CCA and
                      Smurfit Paperbond, Inc. ('SPI') (incorporated by reference to Exhibit 10.42 to Old
                      JSC(U.S.)/CCA's Quarterly report on Form 10-Q for the quarter ended March 31, 1992).
         10.6(b)      Amendment dated February 1, 1998 to allocation policies and procedures for Fernandina
                      Beach, Florida Mill under the Operating Agreement by and among CCA n/k/a JSC(U.S.) and
                      SPI.
         10.7         Rights Agreement, dated as of April 30, 1992, among Old JSC(U.S.), CCA, SPI and Bankers
                      Trust Company, as collateral trustee (incorporated by reference to Exhibit 10.43 to Old
                      JSC(U.S.)/CCA's Quarterly report on Form 10-Q for the quarter ended March 31, 1992).
         10.8(a)      Agreement dated as of May 11, 1994 to amend each of the Operating Agreement and the Rights
                      Agreement by and between CCA, SPI, SIBV and Bankers Trust Company, as collateral trustee, and Chemical Bank, as collateral agent.
         10.8(b)      Agreement dated as of March 24, 1998 to amend each of the Operating Agreement and the
                      Rights Agreement by and between JSC(U.S.), CCA, SPI, SIBV and the Chase Manhattan Bank, as
                      collateral agent.
         10.9         JSC(U.S.) Deferred Compensation Plan as amended (incorporated by reference to Exhibit 10.7 to JSC's Annual report on Form 10-K for the fiscal year ended December 31, 1996).
         10.10        JSC(U.S.) Management Incentive Plan (incorporated by reference to Exhibit 10.10 to JSC's
                      Annual report on Form 10-K for the fiscal year ended December 31, 1995).
         10.11        JSC Amended and Restated 1992 Stock Option Plan dated as of May 1, 1997 (incorporated by reference to Exhibit 10.10 to JSC's Annual report on Form 10-K for the fiscal year ended
                      December 31, 1997).
         10.12(a)     Credit Agreement, amended and restated as of May 17, 1996, among JSC, JSCE, JSC(U.S.) and the banks parties thereto (incorporated by reference to Exhibit 10.1 to JSC's Quarterly report on Form 10-Q for the quarter ended June 30, 1996).
         10.12(b)     Amendment Agreement dated as of May 17, 1996 among JSC, JSCE, JSC(U.S.), SNC and the banks parties thereto (incorporated by reference to Exhibit 10.2 to JSC's Quarterly report on
                      Form 10-Q for the quarter ended June 30, 1996).

         10.12(c)     Amendment No. 2 dated as of June 15, 1997, to the Amended and Restated Credit Agreement
                      among JSC, JSC(U.S.), JSCE and the financial institutions party thereto (incorporated by reference to Exhibit 10.1 to JSC's Quarterly report on Form 10-Q for the quarter ended
                      June 30, 1997).
         10.13(a)     Term Loan Agreement dated as of February 23, 1995 among JSCF and Bank Brussels Lambert
                      (incorporated by reference to Exhibit 10.1 to JSC's Quarterly report on Form 10-Q for the quarter ended March 31, 1995).
         10.13(b)     Depositary and Issuing and Paying Agent Agreement (Series A Commercial Paper) dated as of
                      February 23, 1995 (incorporated by reference to Exhibit 10.2 to JSC's Quarterly report on
                      Form 10-Q for the quarter ended March 31, 1995).
         10.13(c)     Depositary and Issuing and Paying Agent Agreement (Series B Commercial Paper) dated as of
                      February 23, 1995 (incorporated by reference to Exhibit 10.3 to JSC's Quarterly report on
                      Form 10-Q for the quarter ended March 31, 1995).
         10.13(d)     Receivables Purchase and Sale Agreement dated as of February 23, 1995 among JSC(U.S.), as the seller, JSC(U.S.), as the initial servicer and JSCF as the purchaser (incorporated by reference to Exhibit 10.4 to JSC's Quarterly report on Form 10-Q for the quarter ended
                      March 31, 1995).
         10.13(e)     Liquidity Agreement dated as of February 23, 1995 among JSCF, the banks party thereto,
                      Bankers Trust, as facility agent and Bankers Trust as collateral agent (incorporated by reference to Exhibit 10.6 to JSC's Quarterly report on Form 10-Q for the quarter ended
                      March 31, 1995).
         10.13(f)     Commercial Paper Dealer Agreement dated as of February 23, 1995 among BTSC, MS&Co.,
                      NationsBank Capital Markets, Inc., JSC(U.S.) and JSCF (incorporated by reference to
                      Exhibit 10.7 to JSC's Quarterly report on Form
                      10-Q for the quarter ended March 31, 1995).
         10.13(g)     Addendum dated March 6, 1995 to Commercial Paper Dealer Agreement (incorporated by reference to Exhibit 10.8 to JSC's Quarterly report on Form 10-Q for the quarter ended
                      March 31, 1995).
         10.13(h)     First Omnibus Amendment dated as of March 31, 1996 among JSC(U.S.), JSFC and the banks parties thereto (incorporated by reference to Exhibit 10.3 to JSC's Quarterly report on
                      Form 10-Q for the quarter ended June 30, 1996).
         10.13(i)     Affiliate Receivables Sale Agreement dated as of March 31, 1996 between SNC and JSC
                      (incorporated by reference to Exhibit 10.4 to JSC's Quarterly report on Form 10-Q for the quarter ended June 30, 1996).
         10.13(j)     Amendment No. 2 dated as of August 19, 1997 to the Term Loan Agreement among JS Finance and Bank Brussels Lambert, New York Branch and JSC(U.S.) as Servicer (incorporated by reference to Exhibit 10.12(j) to JSC's Annual report on Form 10-K for the fiscal year ended December 31, 1997).
         10.13(k)     Amendment No. 2 dated as of August 19, 1997 to the Receivables Purchase and Sale Agreement
                      among JSC(U.S.) as the Seller and Servicer and JS Finance as the Purchaser, Bankers Trust
                      Company as Facility Agent and Bank Brussels Lambert, New York Branch as the Term Bank
                      (incorporated by reference to Exhibit 10.12(k) to JSC's Annual report on Form 10-K for the fiscal year ended December 31, 1997).
         10.13(l)     Amendment No. 2 dated as of August 19, 1997 to the Liquidity Agreement among JS Finance,
                      Bankers Trust Company as Facility Agent, JSC(U.S.) as Servicer, Bank Brussels Lambert, New
                      York Branch as Term Bank and the Financial Institutions parties thereto as Banks
                      (incorporated by reference to Exhibit 10.12(l) to JSC's Annual report on Form 10-K for the fiscal year ended December 31, 1997).
         10.14        Credit Agreement dated as of March 24, 1998, among JSC, JSC(U.S.), JSCE, the Lenders and
                      Fronting Banks named herein, the Managing Agents named herein, Bankers Trust Company, as
                      Senior Managing Agent and the Chase Manhattan Bank, as Administrative Agent and Senior
                      Managing Agent.
         10.15        Consulting Agreement dated as of October 24, 1996 by and between James E. Terrill and
                      JSC(U.S.) (incorporated by reference to Exhibit 10.15 to JSC's Annual report on Form 10-K for the fiscal year ended December 31, 1996).
         12.1         Calculation of Historical Ratios of Earnings to Fixed Charges for JSCE.
         12.2         Calculation of Historical Ratios of Earnings to Fixed Charges for JSC(U.S.).
         23.1(a)*     Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5.1(a)).
         23.1(b)*     Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5.1(b)).
         23.2         Consent of Ernst & Young LLP.
         24.1         Powers of Attorney (other than Powers of Attorney previously filed).

         25.1(a)*     Statement on Form T-1 of the eligibility of NationsBank of Georgia, National Association, as Trustee under the Series A Senior Note Indenture and the Series B Senior Note
                      Indenture, previously filed as Exhibit 25.1 to the Company's Registration Statement on
                      Form S-2 (No. 33-52383).
         25.1(b)*     Statement on Form T-1 of the eligibility of NationsBank of Georgia, National Association, as Trustee under the 1993 Senior Note Indenture, previously filed as Exhibit 25.1 to the
                      Company's Registration Statement on Form S-2 (No. 33-58348).

------------

*  Previously filed.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ('Securities Act') may be permitted to directors, officers and controlling persons of the Co-Registrants pursuant to the foregoing provisions, or otherwise, the Co-Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Co-Registrants of expenses incurred or paid by a director, officer or controlling person of the Co-Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Co-Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Co-Registrants hereby undertake:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Co-Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (d) If the Co-Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.


          (4) For purposes of determining any liability under the Securities Act of 1933, as amended (the 'Securities Act'), each filing of the Co-Registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference into these Post-Effective Amendments shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments Nos. 4 and 5 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on
                .


                                          JEFFERSON SMURFIT CORPORATION (U.S.)

                                          BY         /S/ PATRICK J. MOORE
                                             ...................................
                                                      Patrick J. Moore
                                                     Vice President and
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments Nos. 4 and 5 to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                       TITLE                               DATE
------------------------------------------  ----------------------------------------------   ------------------

                    *                       Director, Chairman of the Board
 .........................................
          MICHAEL W. J. SMURFIT

                    *                       Director, President and Chief Executive
 .........................................  Officer (Principal Executive Officer)
            RICHARD W. GRAHAM

           /s/ PATRICK J. MOORE             Vice President and Chief Financial Officer           April 17, 1998
 .........................................  (Principal Financial and
             PATRICK J. MOORE               Accounting Officer)

                    *                       Director
 .........................................
            LEIGH J. ABRAMSON

                    *                       Director
 .........................................
            MICHAEL M. JANSON

                    *                       Director
 .........................................
             ALAN E. GOLDBERG

                    *                       Director
 .........................................
            MICHAEL C. HOFFMAN

                    *                       Director
 .........................................
            G. THOMPSON HUTTON

                    *                       Director
 .........................................
             HOWARD E. KILROY

                    *                       Director
 .........................................
             JAMES E. TERRILL

                    *                       Director
 .........................................
         THOMAS A. REYNOLDS, III



                                          *By        /s/ PATRICK J. MOORE
                                              ..................................
                                                      PATRICK J. MOORE
                                                      ATTORNEY-IN-FACT
                                                       APRIL 17, 1998

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments Nos. 4 and 5 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on
                .


                                          JSCE, INC.

                                          By         /s/ PATRICK J. MOORE
                                             ...................................
                                                      Patrick J. Moore
                                                     Vice President and
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments Nos. 4 and 5 to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                       TITLE                               DATE
------------------------------------------  ----------------------------------------------   ------------------
                    *                       Director, Chairman of the Board
 .........................................
          MICHAEL W. J. SMURFIT

                    *                       Director, President and Chief Executive
 .........................................  Officer (Principal Executive Officer)
            RICHARD W. GRAHAM

           /s/ PATRICK J. MOORE             Vice President and Chief Financial Officer           April 17, 1998
 .........................................  (Principal Financial and
             PATRICK J. MOORE               Accounting Officer)

                    *                       Director
 .........................................
            LEIGH J. ABRAMSON

                    *                       Director
 .........................................
            MICHAEL M. JANSON

                    *                       Director
 .........................................
             ALAN E. GOLDBERG

                    *                       Director
 .........................................
            MICHAEL C. HOFFMAN

                    *                       Director
 .........................................
            G. THOMPSON HUTTON

                    *                       Director
 .........................................
             HOWARD E. KILROY

                    *                       Director
 .........................................
             JAMES E. TERRILL

                    *                       Director
 .........................................
         THOMAS A. REYNOLDS, III



                                          *By        /s/ PATRICK J. MOORE
                                              ..................................
                                                      PATRICK J. MOORE
                                                      ATTORNEY-IN-FACT
                                                       APRIL 17, 1998

                                 EXHIBIT INDEX

                                                                                                 LOCATION OF EXHIBIT
 EXHIBIT                                                                                            IN SEQUENTIAL
 NUMBER                                   DESCRIPTION OF DOCUMENT                                 NUMBERING SYSTEM
---------   ------------------------------------------------------------------------------------ -------------------

 1.1(a)*    Underwriting Agreement relating to the Series A and Series B Senior Notes, previously filed as Exhibit 1.1 to the Company's Registration Statement on Form
              S-2 (No. 33-52383)................................................................
 1.1(b)*    Underwriting Agreement relating to the 1993 Senior Notes, previously filed as
              Exhibit 1.1 to the Company's Registration Statement on Form S-2 (No. 33-58348)....
 1.2*       Agreements, dated April 4, 1994, between JSC(U.S.) and A.G. Edwards & Sons, Inc., the qualified independent underwriter.............................................
 3.1*       Restated Certificate of Incorporation of JSC(U.S.)..................................
 3.2*       Certificate of Incorporation of JSCE................................................
 3.3*       By-laws of JSC(U.S.)................................................................
 3.4*       By-laws of JSCE.....................................................................
 4.1        Indenture for the Series A Senior Notes (incorporated by reference to Exhibit 4.1 to
              JSC's Quarterly report on Form 10-Q for the quarter ended March 31, 1994).........
 4.2        Indenture for the Series B Senior Notes (incorporated by reference to Exhibit 4.2 to
              JSC's Quarterly report on Form 10-Q for the quarter ended March 31, 1994).........
 4.3        Indenture for the 1993 Senior Notes (incorporated by reference to Exhibit 4.4 to
              JSC's Registration Statement on Form S-1 (File No. 33-75520)).....................
 4.4        First Supplemental Indenture to the 1993 Note Indenture (incorporated by reference to Exhibit 4.5 to JSC's Registration Statement on Form S-1 (File No. 33-75520))...
 4.5*       Second Supplemental Indenture to the 1993 Note Indenture............................
 5.1(a)*    Opinion of Skadden, Arps, Slate, Meagher & Flom relating to the Series A and Series
              B Senior Notes, previously filed as Exhibit 5.1 to the Company's Registration
              Statement on Form S-2 (No. 33-52383)..............................................
 5.1(b)*    Opinion of Skadden, Arps, Slate, Meagher & Flom relating to the 1993 Senior Notes, previously filed as Exhibit 5.1 to the Company's Registration Statement on Form
              S-2 (No. 33-58348)................................................................
10.1        Second Amended and Restated Organization Agreement, dated as of August 26, 1992, among Old JSC(U.S.), CCA, MSLEF II, Inc., SIBV, JSC and MSLEF II (incorporated by reference to Exhibit 10.1(d) to Old JSC(USC)/CCA's Quarterly report on Form 10-Q for the quarter ended September 30, 1992).........................................
10.2(a)     Stockholders Agreement among JSC, SIBV, MSLEF II and certain related entities
              (incorporated by reference to Exhibit 10.2 to JSC's Quarterly report on Form 10-Q for the quarter ended March 31, 1994).............................................
10.2(b)     First Amendment to Stockholders Agreement, dated as of January 13, 1997, among JSC,
              SIBV, MSLEF II and certain related entities (incorporated by reference to Exhibit
              10.2(b) to JSC's Annual Report on Form 10-K for the fiscal year ended December 31,
              1996).............................................................................
10.3        Registration Rights Agreement among JSC, MSLEF II and SIBV (incorporated by reference to Exhibit 10.3 to JSC's Quarterly report on Form 10-Q for the quarter ended March 31, 1994).............................................................
10.4        Subscription Agreement among JSC, Old JSC(U.S.) and SIBV (incorporated by reference to Exhibit 10.4 to JSC's Quarterly report on Form 10-Q for the quarter ended March
              31, 1994).........................................................................
10.5(a)     Restated Newsprint Agreement, dated January 1, 1990, by and between SNC and The
              Times Mirror Company (incorporated by reference to Exhibit 10.39 to Old
              JSC(U.S.)'s Annual Report on Form 10-K for the fiscal year ended December 31,
              1990). Portions of this exhibit have been excluded pursuant to Rule 24b-2 of the
              Securities Exchange Act of 1934, as amended.......................................
10.5(b)     Amendment No. 1 to the Restated Newsprint Agreement (incorporated by reference to
              Exhibit 10.6(b) to JSC's Registration Statement on Form S-1 (File No.
              33-75520))........................................................................
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10.6(a)     Operating Agreement, dated as of April 30, 1992, by and between Old JSC(U.S.)/CCA and SPI (incorporated by reference to Exhibit 10.42 to Old JSC(U.S.)/CCA's
              Quarterly report on Form 10-Q for the quarter ended March 31, 1992)...............
10.6(b)     Amendment dated February 1, 1998 to Allocation Policies and Procedures for Fernandia
              Beach, Florida Mill under the Operating Agreement by and among CCA n/k/a JSC(U.S.)
              and SPI...........................................................................
10.7        Rights Agreement, dated as of April 30, 1992, among Old JSC(U.S.), CCA, SPI and
              Bankers Trust Company, as collateral trustee (incorporated by reference to Exhibit
              10.43 to Old JSC(U.S.)/CCA's Quarterly report on Form 10-Q for the quarter ended
              March 31, 1992)...................................................................
10.8(a)     Agreement dated as of May 11, 1994 to amend each of the Operating Agreement and the
              Rights Agreement by and between CCA, SPI, SIBV and Bankers Trust Company, as collateral trustee, and Chemical Bank, as collateral agent........................
10.8(b)     Agreement dated as of March 24, 1998 to amend each of the Operating Agreement and the Rights Agreement by and between JSC(U.S.), CCA, SPI, SIBV, and the Chase
              Manhattan Bank, as collateral agent...............................................
10.9        JSC(U.S.) Deferred Compensation Plan as amended (incorporated by reference to
              Exhibit 10.7 to JSC's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1996)................................................................
10.10       JSC(U.S.) Management Incentive Plan (incorporated by reference to Exhibit 10.10 to
              JSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).....
10.11       JSC Amended and Restated 1992 Stock Option Plan dated as of May 1, 1997
              (incorporated by reference to Exhibit 10.10 to JSC's Annual Report on Form 10-K
              for the fiscal year ended December 31, 1997)......................................
10.12(a)    Credit Agreement, amended and restated as of May 17, 1996, among JSC, JSCE,
              JSC(U.S.) and the banks parties thereto (incorporated by reference to Exhibit 10.1 to JSC's Quarterly report on Form 10-Q for the quarter ended June 30, 1996).......
10.12(b)    Amendment Agreement dated as of May 17, 1996 among JSC, JSCE,
              JSC(U.S.), SNC and the banks parties thereto (incorporated by reference to Exhibit
              10.2 to JSC's Quarterly report on Form 10-Q for the quarter ended June 30,
              1996).............................................................................
10.12(c)    Amendment No. 2 dated as of June 15, 1997, to the Amended and Restated Credit
              Agreement among JSC, JSC(U.S.), JSCE and the financial institutions party thereto
              (incorporated by reference to Exhibit 10.1 to JSC's Quarterly Report on Form 10-Q
              for the quarter ended June 30, 1997)..............................................
10.13(a)    Term Loan Agreement dated as of February 23, 1995 among JSCF and Bank Brussels
              Lambert (incorporated by reference to Exhibit 10.1 to JSC's Quarterly report on
              Form 10-Q for the quarter ended March 31, 1995)...................................
10.13(b)    Depositary and Issuing and Paying Agent Agreement (Series A Commercial Paper) dated as of February 23, 1995 (incorporated by reference to Exhibit 10.2 to JSC's
              Quarterly report on Form 10-Q for the quarter ended March 31, 1995)...............
10.13(c)    Depositary and Issuing and Paying Agent Agreement (Series B Commercial Paper) dated as of February 23, 1995 (incorporated by reference to Exhibit 10.3 to JSC's
              Quarterly report on Form 10-Q for the quarter ended March 31, 1995)...............
10.13(d)    Receivables Purchase and Sale Agreement dated as of February 23, 1995 among
              JSC(U.S.), as the seller, JSC(U.S), as the initial servicer and JSCF as the purchaser (incorporated by reference to Exhibit 10.4 to JSC's Quarterly report on
              Form 10-Q for the quarter ended March 31, 1995)...................................
10.13(e)    Liquidity Agreement dated as of February 23, 1995 among JSCF, the banks party thereto, Bankers Trust, as facility agent and Bankers Trust as collateral agent
              (incorporated by reference to Exhibit 10.6 to JSC's Quarterly report on Form 10-Q for the quarter ended March 31, 1995).............................................
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10.13(f)    Commercial Paper Dealer Agreement dated as of February 23, 1995 among BTSC, MS&Co.,
              NationsBank Capital Markets, Inc., JSC(U.S.) and JSCF (incorporated by reference to Exhibit 10.7 to JSC's Quarterly report on Form 10-Q for the quarter ended March
              31, 1995).........................................................................
10.13(g)    Addendum dated March 6, 1995 to Commercial Paper Dealer Agreement (incorporated by reference to Exhibit 10.8 to JSC's Quarterly report on Form 10-Q for the quarter ended March 31, 1995).............................................................
10.13(h)    First Omnibus Amendment dated as of March 31, 1996 among JSC(U.S.), JSFC and the banks parties thereto (incorporated by reference to Exhibit 10.3 to JSC's
              Quarterly report on Form 10-Q for the quarter ended June 30, 1996)................
10.13(i)    Affiliate Receivables Sale Agreement dated as of March 31, 1996 between SNC and
              JSC(incorporated by reference to Exhibit 10.4 to JSC's Quarterly report on Form
              10-Q for the quarter ended June 30, 1996).
10.13(j)    Amendment No. 2 dated as of August 19, 1997 to the Term Loan Agreement among JS
              Finance and Bank Brussels Lambert, New York Branch and JSC(U.S.) as Servicer
              (incorporated by reference to Exhibit 10.12(j) to JSC's Annual Report on Form 10-K
              for the fiscal year ended December 31, 1997)......................................
10.13(k)    Amendment No. 2 as of August 19, 1997 to the Receivables Purchase and Sale Agreement
              among JSC(U.S.) as the Seller and Servicer and JS Finance as the Purchaser,
              Bankers Trust Company as Facility Agent and Bank Brussels Lambert, New York Branch
              as the Term Bank (incorporated by reference to Exhibit 10.12(k) to JSC's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1997)..................
10.13(l)    Amendment No. 2 dated as of August 19, 1997 to the Liquidity Agreement among JS
              Finance, Bankers Trust Company as Facility Agent, JSC(U.S.) as Servicer, Bank
              Brussels Lambert, New York Branch as Term Bank and the Financial Institutions
              parties thereto as Banks (incorporated by reference to Exhibit 10.12(l) to JSC's
              Annual Report on Form 10-K for the fiscal year ended December 31, 1997)...........
10.14       Credit Agreement dated as of March 24, 1998, among JSC, JSC(U.S.), JSCE, the Lenders and Fronting Banks named herein, the Managing Agents named herein, Bankers Trust
              Company, as Senior Managing Agent and the Chase Manhattan Bank, as Administrative
              Agent and Senior Managing Agent...................................................
10.15       Consulting Agreement dated as of October 24, 1996 by and between James E. Terrill and JSC(U.S.) (incorporated by reference to Exhibit 10.15 to JSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).........................
12.1        Calculation of Historical Ratios of Earnings to Fixed Charges for JSCE..............
12.2        Calculation of Historical Ratios of Earnings to Fixed Charges for JSC(U.S.).........
23.1(a)*    Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5.1(a))........
23.1(b)*    Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5.1(b))........
23.2        Consent of Ernst & Young LLP........................................................
24.1        Powers of Attorney (other than Powers of Attorney previously filed).................
25.1(a)*    Statement on Form T-1 of the eligibility of NationsBank of Georgia, National
              Association, as Trustee under the Series A Senior Note Indenture and the Series B
              Senior Note Indenture, previously filed as Exhibit 25.1 to the Company's
              Registration Statement on Form S-2 (No. 33-52383).................................
25.1(b)*    Statement on Form T-1 of the eligibility of NationsBank of Georgia, National
              Association, as Trustee under the 1993 Senior Note Indenture, previously filed as
              Exhibit 25.1 to the Company's Registration Statement on Form S-2 (No. 33-52348)...
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* Previously filed.




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